UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Vital Living, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:
Series D Preferred Stock
2)	Aggregate number of securities to which transaction applies:
1,000,000
3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $6,059,333 (aggregate value of $1,500,000 cash received, $4,226,000 debt cancellation, and $333,333 one-third of stated value of Series D Preferred Stock to be cancelled)

4)	Proposed maximum aggregate value of transaction:
$6,059,333
5)	Total fee paid:
$1,212

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

VITAL LIVING, INC.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

ASSET SALE PROPOSED - YOUR VOTE IS VERY IMPORTANT
To Our Stockholders:	December ___, 2007

You are cordially invited to attend a special meeting of the stockholders of Vital Living, Inc., a Nevada corporation, on Thursday, December 27, 2007 at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

At this special meeting, we will ask you to vote on the approval of an Asset Purchase Agreement, dated as of September 28, 2007, by and among Vital Living and NutraCea, Inc., a California corporation, under which NutraCea will purchase substantially all of the assets and assume certain liabilities of Vital Living and Doctors For Nutrition, our subsidiary.

Our Board of Directors has approved, adopted, and declared advisable, and has determined to be in the best interest of the stockholders of Vital Living, the asset purchase agreement and the asset sale transaction to NutraCea. Accordingly, the Board of Directors recommends that you vote “FOR” the proposal to approve the asset purchase agreement and the asset sale transaction with NutraCea at this special meeting. A copy of the asset purchase agreement is attached to the proxy statement as Appendix A.

Pursuant to the asset purchase agreement, upon approval of the agreement by the Vital Living stockholders and completion of the transaction, NutraCea will pay $1,500,000 in cash to Vital Living and cancel approximately $4,226,000 of indebtedness owed by Vital Living and certain of its affiliates to NutraCea. Vital Living will also cancel 1,000,000 shares of its Series D Preferred Stock held by NutraCea. Upon completion of the transaction, Vital Living will discontinue active business operations and explore the possibility of combining with another company or business.

Only stockholders that hold shares of Vital Living common stock at the close of business on November 30, 2007 are entitled to notice of and to vote at this special meeting. Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the special meeting. To vote your shares, you may complete and return the enclosed proxy card or you may cast your vote in person at the special meeting. If you do not vote, it will have the same effect as voting against the approval of the asset purchase agreement and the transaction.

The attached notice of special meeting and proxy statement explain the proposed transaction and provide specific information concerning the special meeting. We encourage you to read this entire document carefully.

By order of the Board of Directors,

Stuart A. Benson President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of the asset purchase agreement or the transaction contemplated thereby, or passed upon the adequacy or accuracy of the enclosed proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated ___________, 2007 and is first being mailed to the stockholders of Vital Living on or about December ___, 2007.

VITAL LIVING, INC.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. ON DECEMBER 27, 2007

To the Stockholders of Vital Living, Inc.:

We will hold a special meeting of stockholders of Vital Living, Inc., a Nevada corporation, at 9:00 a.m. local time on Thursday, December 27, 2007 at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona, for the following purposes:

1. to adopt and approve the asset purchase agreement, dated as of September 28, 2007, by and among Vital Living; Doctors For Nutrition, Inc., a wholly owned subsidiary of Vital Living; and NutraCea Inc., providing for the sale of substantially all of our assets to NutraCea and the assumption by NutraCea of certain of our liabilities, as more fully described in this proxy statement, and

2. to transact other business as may properly come before the special meeting.

Our Board of Directors has approved the asset purchase agreement and the transaction contemplated thereby and recommends that you vote “FOR” approval of the asset purchase agreement and the transaction contemplated thereby. These proposals are described in more detail in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the asset purchase agreement is attached as Appendix A to the accompanying proxy statement.

Only holders of record of our common stock at the close of business on November 30, 2007, which has been fixed as the record date for notice of the special meeting, are entitled to notice of, and will be entitled to vote at, the special meeting and any adjournments or postponements of the special meeting.

Completion of the transaction requires the approval of the asset purchase agreement and the transaction by holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date.

Our Board of Directors is soliciting your proxy for the special meeting. Whether or not you expect to be present at the special meeting, please submit your proxy by completing, dating, signing, and returning the enclosed proxy card. The shares represented by the proxy will be voted according to your specified response. Properly executed proxies that do not contain voting instructions will be voted “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be a vote against the proposal to approve the asset purchase agreement and the transaction contemplated thereby.

By order of the Board of Directors,

Stuart A. Benson President and Chief Executive Officer

Boca Raton, Florida
_____________, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	6

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	10

THE COMPANIES INVOLVED IN THE TRANSACTION	11

THE SPECIAL MEETING	12
General	12
Record Date	12
List of Stockholders	12
Shares Entitled to Vote	12
Quorum Requirement	12
Vote Necessary to Approve the Asset Purchase Agreement and the Transaction	12
Voting of Proxies	13
How to Vote by Proxy	13
Revocability of Proxies	13
Voting in Person	13
Solicitation	13

THE TRANSACTION	14
Background of the Transaction	14
Recommendation of our Board of Directors	14
Reasons for the Transaction	15
Opinion of Atlas Capital Services, LLC	16
Use of Proceeds and Operations after the Transaction	19
Financing Conditions	19
Interests of Vital Living’s Directors and Executive Officers in the Transaction	19
Interests Relating to Employment and Service as an Officer After the Merger	19
Change of Control and Severance Arrangements	20
Indemnification and Insurance	20
Material U.S. Federal Income Tax Consequences of the Transaction to Vital Living Stockholders	20
Appraisal Rights	20
Regulatory Approvals Required for the Transaction	20

THE ASSET PURCHASE AGREEMENT	21
The Transaction	22
Assets to be Sold	22
Liabilities to be Assumed	22
Transaction Consideration	22
No Solicitation of Other Offers	22
Representations and Warranties	24
Conduct of Vital Living’s Business Prior to the Completion of the Transaction	25
Covenants of NutraCea	26
Other Covenants	26
Publicity	26
Access to Information	26
Further Assurances	26
Proxy Statement	27
Stockholders Meeting	27
Legal Requirements	27
Third-Party Consents	27
Covenants	27
Assignment of Contracts	27
Conditions to the Consummation of the Transaction	27
Mutual Closing Conditions	28
Additional Closing Conditions for Vital Living	28
Additional Closing Conditions for NutraCea	28
Termination of the Asset Purchase Agreement	29
Effect of Termination	30
Fees and Expenses	31
Waiver	31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32

OTHER MATTERS	33

WHERE STOCKHOLDERS CAN OBTAIN ADDITIONAL INFORMATION	33

APPENDIX A - ASSET PURCHASE AGREEMENT	A-1
APPENDIX B - OPINION OF ATLAS CAPITAL SERVICES, LLC	B-1

i

SUMMARY TERM SHEET

This summary highlights important information in this proxy statement. Because this summary may not contain all of the information that is important to you, you should carefully read this entire proxy statement and the appendices attached to this proxy statement for a more complete understanding of the transaction, including the Asset Purchase Agreement, dated as of September 28, 2007, which is attached to this proxy statement as Appendix A.

The Companies (Page 11)

Vital Living, Inc.

•
Vital Living, Inc., which we also refer to in this proxy statement as Vital Living, we, us, or our company, is a Nevada corporation with its executive office in Boca Raton, Florida. We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceuticals products. Our principal products currently are GreensFIRST®, Red Alert™, Dream Protein™ and Complete Essentials™. We distribute our products primarily through regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

•	Our principal executive office is located at 1289 Clint Moore Road, Boca Raton, Florida 33487, (561) 300-9023.

Doctors For Nutrition, Inc.

•
Doctors For Nutrition, Inc., which we also refer to in this proxy statement as DFN, is a California corporation that we acquired in October 2003 and is a wholly owned subsidiary of our company. Unless stated otherwise, any reference in this proxy statement to Vital Living, we, us, or our company includes DFN. DFN’s product line includes GreensFIRST®, a highly concentrated formulation of fruits and vegetables. We currently distribute GreensFIRST® through health practitioner offices throughout the United States. DFN introduced Red Alert™, a complementary product in June 2005.

•	DFN’s principal executive office is located at 1289 Clint Moore Road, Boca Raton, Florida 33487, (561) 300-9023.

NutraCea, Inc.

•
NutraCea, Inc., a California corporation, is a health science company that, through its subsidiary, The RiceX Company, has proprietary intellectual property that allows it to process and convert rice bran into a highly nutritious ingredient that has applications as a value added ingredient in various food products and as a key component of patented and proprietary formulations that have applications for treatment modalities in nutritional supplementation and as stand-alone products that can be sold through non-related entities with distribution into the market place, both domestically and internationally.

•	NutraCea’s principal executive office is located at 5090 N. 40th Street, Suite 400, Phoenix, Arizona 85018, and its telephone number is (602) 522-3000.

The Special Meeting of Stockholders to Approve the Asset Purchase Agreement (Page 12)

Time, Place, and Date (Page 12)

The special meeting will be held on Thursday, December 27, 2007 at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

Purpose (Page 12)

At the special meeting, you will be asked to consider and vote upon the proposal to approve the asset purchase agreement and the transaction contemplated thereby.

Record Date and Voting (Page 12)

Our Board of Directors has fixed November 30, 2007 as the record date to determine the stockholders entitled to vote on the adoption of the asset purchase agreement and the transaction contemplated thereby, to receive notice of the proposed transaction, and to receive this proxy statement. Each share of our common stock is entitled to one vote in respect of the approval and adoption of the asset purchase agreement and the transaction contemplated thereby. As of the record date, there were 164,559,000 shares of our common stock outstanding and entitled to vote at the special meeting.

Vote Required (Page 12)

Under Nevada law, approval of the asset purchase agreement and the transaction contemplated thereby requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote as of the record date.

Proxies and Revocation of Proxies (Page 13)

Any stockholder of record entitled to vote may submit a proxy by returning the enclosed proxy by mail or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. Any person giving a proxy has the power to revoke and change it at any time before it is voted. It may be revoked and changed by delivering to us a written notice of revocation, by delivering to us a duly executed proxy bearing a later date, or by attending the meeting and voting in person. If you have given voting instructions to a broker or other nominee that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker or other nominee.

The Proposed Transaction (Page 14)

The asset purchase agreement provides for NutraCea to purchase substantially all of our assets and assume certain of our liabilities. Upon completion of the sale of its assets pursuant to the asset purchase agreement, Vital Living will discontinue active business operations and explore the possibility of combining with another company or business.

Recommendation of our Board of Directors (Page 14)

After evaluating a variety of business, financial, and market factors and consulting with our advisors, our Board of Directors

•	approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated thereby;

•	determined that the asset purchase agreement and the transaction contemplated thereby are in the best interests of our company and its stockholders; and

•	recommended that our stockholders adopt and approve the asset purchase agreement and the transaction contemplated thereby.

Our Board of Directors reached this determination based on the opinion of Atlas Capital Services, LLC, its financial advisor, and such other factors, documentation, and information deemed appropriate by the Board of Directors. For a discussion of the material factors considered by our Board of Directors in reaching its conclusion, see “The Transaction -- Reasons for the Transaction,” beginning on page 15.

Fairness Opinion of Atlas Capital Services, LLC (Page 16)

Our financial advisor, Atlas Capital Services, has rendered a written opinion to our Board of Directors that, as of October 31, 2007, the transaction contemplated by the asset purchase agreement, was fair, from a financial point of view, to the holders of shares of our common stock.

The full text of the opinion is set forth as Appendix B, and should be read for a description of the assumptions made, the matters considered, and the limitations on the review undertaken. Atlas Capital Services provided its opinion for the information and assistance of our Board of Directors in connection with its consideration of the transaction. The opinion does not constitute a recommendation as to how any of our stockholders should vote with respect to the asset purchase agreement and the transaction contemplated thereby.

Interests of Vital Living’s Officers and Directors in the Transaction (Page 19)

When considering the recommendation of our Board of Directors, you should be aware that members of our management and Board of Directors may be deemed to have interests in the transaction that are different from, or in addition to, your interests as a stockholder of Vital Living. These interests are described in more detail under “The Transaction - Interests of Vital Living Directors and Executive Officers in the Transaction” beginning on page 20, and include the continuation of base salary, the receipt of severance, and the repayment of loans.

Our Board of Directors was aware of these interests and considered them, among other matters, in approving and adopting the asset purchase agreement and the transaction contemplated thereby, and in determining to recommend that Vital Living stockholders vote “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.

The Asset Purchase Agreement (Page 21)

We have attached the asset purchase agreement, which is the legal document that governs the transaction, to this proxy statement as Appendix A. We encourage you to read the asset purchase agreement carefully.

Conditions to the Consummation of the Transaction (Page 27)

As more fully described in this proxy statement and the asset purchase agreement, the completion of the transaction contemplated by the asset purchase agreement depends on the satisfaction or waiver of a number of conditions, including the following:

•	the asset purchase agreement must be approved by holders of a majority of the outstanding shares of our common stock entitled to vote on the record date at the special meeting;

•	no proceeding relating to this proxy statement or the transaction contemplated by the asset purchase agreement shall have been initiated or threatened in writing by the SEC; and

•	no law, judgment, injunction, order, proceeding, or decree is pending or in effect that prohibits the consummation of the transaction from occurring as set forth in the asset purchase agreement.

The obligation of NutraCea to consummate the transaction contemplated by the asset purchase agreement are conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	the representations and warranties made by us in the asset purchase agreement must be true and correct in all material respects;

•	we must have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement;

•	we must have executed and delivered all necessary agreements as reasonably requested by NutraCea in order to effectively transfer the acquired assets to NutraCea;

•
no change, event, violation, inaccuracy, circumstance, proceeding, arrangement, or assignment shall have occurred that has caused a materially adverse impact on the business conducted by us or the assets to be acquired by NutraCea;

•	all actions and documents required by us to effect the transaction contemplated by the asset purchase agreement must have been completed to the satisfaction of NutraCea; and

•	if requested by NutraCea, Stuart A. Benson, our Chief Executive Officer, shall have entered into a customary noncompetition agreement that is reasonably satisfactory to NutraCea.

Our obligation to consummate the transaction is conditioned on the satisfaction or waiver of a number of conditions, including the following:

•	the representations and warranties made by NutraCea in the asset purchase agreement must be true and correct in all material respects;

•	NutraCea must have performed or complied in all material respects with all agreements and covenants required by the asset purchase agreement;

•
NutraCea must have delivered the full purchase price for the acquired assets to Vital Living, including a cash payment of $1,500,000, the cancellation of approximately $4,226,000 of indebtedness owed by us to NutraCea, and the cancellation of 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

Termination of the Asset Purchase Agreement (Page 29)

We and NutraCea can mutually agree to terminate the asset purchase agreement at any time before the transaction is completed. In addition, either we or NutraCea may terminate the asset purchase agreement if any of the following occurs:

•
the transaction is not consummated by January 31, 2008, subject to extension to March 31, 2008 if the SEC conducts a review of this proxy statement; however, this right to terminate is not available to any party whose action or failure to act results in the failure of the transaction to be consummated on such date;

•	a court or other governmental body permanently prohibits the transaction; or

•	our stockholders do not approve and adopt the asset purchase agreement at the special meeting.

We may terminate the asset purchase agreement if NutraCea materially breaches any of its representations, warranties, covenants, or agreements in the asset purchase agreement or if any such representation or warranty becomes untrue and such condition cannot be cured within the time period specified in the asset purchase agreement.

NutraCea may terminate the asset purchase agreement if any of the following occurs:

•
we materially breach any of our representations, warranties, covenants, or agreements in the asset purchase agreement or if any such representation or warranty becomes untrue and such condition cannot be cured within the time period specified in the asset purchase agreement or

•	a Buyer Triggering Event, as defined below and in the asset purchase agreement.

Termination Fee (Page 30)

We will be obligated to pay NutraCea a termination fee of $250,000 if the asset purchase agreement is terminated under specified circumstances set forth in the asset purchase agreement.

Limitations on Solicitation of Competing Proposals (Page 22)

Until the parties complete the transaction or terminate the asset purchase agreement, we have agreed not to take any of the following actions:

•	solicit, initiate, or encourage the submission of any alternative acquisition proposal or offer or

•	engage in any discussions with or furnish any non-public information relating to us or any of our subsidiaries to any third party that has made an alternative acquisition proposal.

However, prior to the vote of our stockholders to approve the asset purchase agreement and the transaction, our Board of Directors may withhold, withdraw, amend, or modify its recommendation in favor of the adoption and approval of the asset purchase agreement and the transaction if

•
we receive an unsolicited, bona fide written offer to engage in an alternative acquisition transaction on terms that our Board of Directors reasonably believes to be more favorable to our stockholders than the transaction contemplated by the asset purchase agreement;

•	neither we nor any of our representatives have materially violated the asset purchase agreement; and

•
our Board of Directors concludes in good faith, after consultation with its outside legal counsel, that, in light of the more favorable offer, withholding, withdrawing, amending, or modifying its recommendation to approve the asset purchase agreement and the transaction is required to comply with fiduciary duties to our stockholders under applicable law.

Voting

Directors and officers of our company have indicated their intention to vote all 20,310,792 of the shares they either own or over which they exercise voting power in favor of the asset purchase agreement and the transaction contemplated thereby.

U.S. Federal Income Tax Consequences of the Transaction (Page 20)

We expect that we will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. We do not expect that our stockholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction.

Dissenters’ Rights (Page 20)

Our stockholders will not experience any change in their rights as stockholders as a result of the asset purchase agreement and the transaction. Neither Nevada law nor our certificate of incorporation provides for appraisal or similar rights for dissenting stockholders in connection with the sale of our assets. Accordingly, you will have no right to dissent and obtain payment for your shares.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers are intended to address briefly some commonly asked questions regarding the asset purchase agreement and the transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

The Special Meeting

Q:	Why am I receiving these materials?

A:
You are receiving this proxy statement and proxy card because you own shares of common stock, par value $0.001 per share, of Vital Living. Our Board of Directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of stockholders.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will be held on Thursday, December 23, 2007 at 9:00 a.m. local time at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona.

Q:	On what am I being asked to vote?

A:
You are being asked to consider and vote upon a proposal to approve an asset purchase agreement that provides for the sale of substantially all of the assets of Vital Living and subsidiaries that relate to our business to NutraCea, as well as the assumption of certain liabilities of Vital Living by NutraCea, in exchange for a cash payment of $1,500,000, the cancellation of approximately $4,226,000 of our indebtedness owed to NutraCea, and the cancellation 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

Q:	Who is entitled to vote?

A:	Only stockholders that hold shares of our common stock at the close of business on November 30, 2007 will be entitled to vote at this special meeting.

Q:	What vote is required to approve the transaction?

A:
For the asset purchase agreement and the transaction contemplated thereby to be approved, stockholders holding a majority of the outstanding shares of our common stock entitled to vote on the record date must vote “FOR” the approval of the asset purchase agreement and the transaction.

Q:	How does the Vital Living Board of Directors recommend that I vote on the asset purchase agreement?

A:
Our Board of Directors has approved and adopted the asset purchase agreement and the transaction contemplated thereby and has determined that the asset purchase agreement and transaction contemplated thereby are in the best interests of the holders of common stock of Vital Living.

Q:	How do I vote my shares of Vital Living common stock?

A:
Before you vote, you should carefully read and consider the information contained in or referred to in this proxy statement, including the appendix. You should also determine whether you hold your shares of our common stock directly in your name as a registered stockholder or through a broker or other nominee because this will determine the procedure that you must following in order to vote. If you are a registered holder of Vital Living common stock (that is, if you hold your shares of our common stock in certificate form), you may vote in one of the following ways:

•	in person at the special meeting - complete and sign the enclosed proxy card and bring it to the special meeting as evidence of your stock ownership; or

•	by mail - complete, sign, and date the enclosed proxy card and return it in the enclosed postage paid return envelope as soon as possible.

If you are a non-registered holder of shares of our common stock (which, for purposes of this proxy statement, means that your shares are held in “street name”), you should instruct your broker or other nominee to vote your shares by following the instructions provided by your broker or other nominee. You may vote in person at the special meeting if you obtain written authorization in your name from your broker or other nominee and bring evidence of your stock ownership from your broker or other nominee.

Q:	What happens if I return my proxy card but I do not indicate how to vote?

A:
If you properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted “FOR” the approval of the asset purchase agreement and the transaction contemplated thereby.

Q:	What happens if I abstain from voting on the proposal?

A:
If you return your proxy card with instructions to abstain from voting on the asset purchase agreement and the transaction, your shares will be counted in determining whether a quorum is present at the special meeting. An abstention with respect to the proposal has the legal effect of a vote “AGAINST” the asset purchase agreement and the transaction contemplated thereby.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:
Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted in determining whether a quorum is present for the special meeting and will have the legal effect of a vote “AGAINST” the asset purchase agreement and the transaction contemplated thereby.

Q:	May I revoke or change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:
Yes. As long as you have not executed an irrevocable proxy, you can change your vote at any time before your shares are voted at the special meeting. If you are a registered holder of our common stock, you can do this in any of the following ways:

•	by delivering to us written notice of revocation,

•	by delivering to us a duly executed proxy bearing a later date, or

•	by attending the special meeting and voting in person.

You should send any notice of revocation or your duly executed, later-dated proxy card, as the case may be, to us at the following address: 1289 Clint Moore Road, Boca Raton, Florida 33487, Attention: Stuart Benson.

If your shares are held in “street name,” you must contact your broker or other nominee and follow the directions provided to you in order to change your vote.

Q:	If my broker or other nominee holds my shares in “street name,” will my broker or other nominee vote my shares for me?

A:
Your broker or other nominee will not be able to vote your shares of our common stock unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, your shares may be considered present at the special meeting for purposes of determining a quorum, but will have the legal effect of a vote “AGAINST” the asset purchase agreement.

Q:	What does it mean if I receive more than one set of materials?

A:
This means you own shares of our common stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date, and return all of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

The Transaction

Q:	What is the proposed transaction?

A:
The proposed transaction is the sale of substantially all of the assets and assumption of certain liabilities of Vital Living, a Nevada corporation, and its subsidiaries, including Doctors For Nutrition, a California corporation, by NutraCea, a California corporation.

Q:	When is the transaction expected to be completed?

A:	We expect the transaction to become effective during December 2007, following the fulfillment or waiver of all closing conditions.

Q:	Is the transaction subject to the fulfillment of certain conditions?

A:
Yes. Before the transaction can be completed, Vital Living, Doctors For Nutrition, and NutraCea must fulfill or waive several closing conditions. If these conditions are not satisfied or waived, the transaction will not be completed. See “The Asset Purchase Agreement -- Conditions to the Consummation of the Transaction,” beginning on page 27.

Q:	Why has Vital Living entered into the asset purchase agreement?

A:
After careful consideration and evaluation, our Board of Directors determined that the transaction contemplated by the asset purchase agreement is in the best interests of our company and its stockholders. Important factors in the Board of Directors’ determination included analysis of various strategic alternatives; the results of extensive negotiations with NutraCea; and other important factors described in this proxy statement. To review our Board of Directors’ reasons for recommending that our stockholders adopt the asset purchase agreement and approve the transaction contemplated by the asset purchase agreement, see “The Transaction -- Reasons for the Transaction,” beginning on page 15.

Q:	How will the transaction affect my Vital Living common stock?

A:
Following the closing of the transaction, you will continue to hold the shares of our common stock that you owned prior to the transaction. Following the sale of assets contemplated by the asset purchase agreement, we will terminate our business operations and explore the possibility of combining our company with another company or business.

Q:	Will I owe taxes as a result of the transaction?

A:	No, the transaction will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event for our company.

Q:	What are the consequences of the transaction to our executive officers and our Board of Directors?

A:
As discussed in more detail under “The Transaction - Interests of Vital Living’s Directors and Executive Officers in the Transaction,” beginning on page 20, upon completion of the transaction, Stuart Benson, our President and Chief Executive Officer will be entitled to the continuation of base salary, the receipt of severance, and the repayment of loans.

Q:	If I do not vote in favor of the adoption and approval of the asset purchase agreement and the transaction, am I entitled to appraisal rights?

A:	No, under Nevada law, dissenters’ rights are not available to holders of common stock in connection with an asset sale transaction.

Q:	Who can help answer my questions?

A:
If you have questions about the transaction after reading this proxy statement, require assistance or need additional copies of this proxy statement, please contact Stuart Benson, via email at sbenson@vitalliving.com or via telephone at (561) 300-9022.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Statements in this proxy statement and in the documents we incorporate by reference about future results of operations, expectations, plan and prospects, including statements regarding the consummation of the proposed transaction, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. These forward-looking statements are based on Vital Living’s current estimates and assumptions and, as such, involve uncertainty and risk.

The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents attached to this proxy statement, as of the respective dates of those documents. These forward-looking statements should be read in conjunction with our annual report on Form 10-KSB for the fiscal year ended December 31, 2006, our subsequent quarterly reports on Form 10-QSB, and any subsequent current reports on Form 8-K. Our reports on Form 10-KSB, Form 10-QSB, and Form 8-K are on file with the Securities and Exchange Commission (the “SEC”) and copies are available without charge upon request at the address provided in the section entitled “Where Stockholders Can Obtain Additional Information” on page 33.

In addition to other factors and matters contained in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	our ability to continue as a going concern;

•	the failure to satisfy the conditions to consummate the transaction, including the receipt of the required stockholder vote;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement;

•	the failure of the transaction to close for any other reason;

•	the ability to achieve the benefits of the asset sale transaction;

•	the amount of the costs, fees, expenses, and charges relating to the transaction;

•	the effect of the announcement of the transaction on our client relationships, operating results, and business in general, including increased employee turnover;

•	our ability to raise additional funds;

•	our ability to satisfy our indebtedness and interest obligations;

•	our goodwill and other intangibles may be impaired;

•	our dependence on third parties for manufacturing and delivery;

•	our reliance on a limited number of wholesale distributors to sell a significant portion of our products;

•	our ability to compete with new and existing competitors

•	our failure to comply with governmental regulations;

•	our third-party manufacturers may experience increased costs and shortages of raw materials and supplies;

•	our dependence on management and other key personnel;

•	our stock has a limited trading market and is subject to the SEC’s penny stock rules; and

•	the risks, uncertainties, and factors set forth in our reports and documents filed with the SEC, which should be read in conjunction with this proxy statement.

Except to the extent required under the federal securities laws, Vital Living does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.

THE COMPANIES INVOLVED IN THE TRANSACTION

Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
Telephone: (561) 300-9023

Vital Living, Inc., which we also refer to in this proxy statement as Vital Living, we, us, or our company, is a Nevada corporation with its executive office in Boca Raton, Florida. We develop and market nutritional fruit and vegetable supplements, protein supplements, and nutraceuticals products. Our principal products currently are GreensFIRST®, Red Alert™, Dream Protein™ and Complete Essentials™. We distribute our products primarily through regional nutritional distributors that market our proprietary products and patient selling system directly to healthcare practitioners who utilize our proprietary selling system to market our products directly to consumers.

Doctors For Nutrition, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
Telephone: (561) 300-9023

Doctors For Nutrition, Inc., which we also refer to in this proxy statement as DFN, is a California corporation and our subsidiary which we acquired in October 2003. Unless stated otherwise, any reference in this proxy statement to Vital Living, we, us, or our company includes DFN. DFN’s product line includes GreensFIRST®, a highly concentrated formulation of fruits and vegetables. We currently distribute GreensFIRST® through health practitioner offices throughout the United States. DFN introduced Red Alert™, a complementary product in June 2005.

NutraCea, Inc.
5090 North 40th Street, Suite 400
Phoenix, Arizona 85018
Telephone: (602) 522-3000

NutraCea, Inc., a California corporation, is a health science company that, through its subsidiary, The RiceX Company, has proprietary intellectual property that allows it to process and convert rice bran into a nutritious ingredient that has applications as a value added ingredient in various food products and as a key component of formulations that have applications for treatment modalities in nutritional supplementation and as stand-alone products. These products include food supplements and medical foods which provide health benefits for humans and animals (known as “nutraceuticals”) as well as cosmetics and beauty aids based on stabilized rice bran, rice bran derivatives and the rice brand oils.

THE SPECIAL MEETING

General

The enclosed proxy is solicited on behalf of Vital Living by our Board of Directors for use at the special meeting of stockholders to be held on Thursday, December 27, 2007 at 9:00 a.m. local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice of the special meeting. The special meeting will be held at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona. These proxy solicitation materials were first mailed on or about December ___, 2007 to all stockholders entitled to vote at the meeting.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt and approve the asset purchase agreement and the transaction contemplated thereby. Our Board of Directors has determined that the asset purchase agreement and the transaction are fair to, and in the best interests of, our stockholders, approved the asset purchase agreement and the transaction contemplated thereby, and recommends that our stockholders vote “FOR” approval and adoption of the asset purchase agreement and the transaction contemplated thereby at the special meeting.

The approval by the stockholders of the asset purchase agreement is required for us to complete the transaction.

Record Date

Stockholders of record at the close of business on November 30, 2007 are entitled to notice of and to vote at the special meeting. On the record date, there were issued and outstanding 164,559,000 shares of our common stock.

List of Stockholders

A list of stockholders will be available for review by any stockholder, for any purpose germane to the meeting, 10 days prior to the special meeting during ordinary business hours at our executive offices. The list will also be available for review at the special meeting and may be inspected by any stockholder that is present.

Shares Entitled to Vote

Only shares of our common stock held at the close of business on the record date are entitled to vote at the special meeting. Each holder of common stock voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of all of the outstanding shares of our common stock entitled to vote constitutes a quorum for the transaction of business at the special meeting.

Vote Necessary to Approve the Asset Purchase Agreement and the Transaction

Assuming that a quorum is present, the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to adopt and approve the asset purchase agreement and the transaction.

If your broker holds your shares in “street name,” your broker may not vote your shares on the asset purchase agreement and the transaction contemplated thereby absent instructions from you. Without your voting instructions, a broker non-vote will occur on the asset purchase agreement and the transaction and will have the effect of a vote “AGAINST” approval and adoption of the asset purchase agreement and the transaction.

Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Because the affirmative votes described above are required to approve the asset purchase agreement and the transaction, abstentions will have the same effect as a vote against the proposal to approve the asset purchase agreement and the transaction.

Voting of Proxies

You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

Voting instructions are included on your proxy card. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted “FOR” the adoption and approval of the asset purchase agreement and the transaction.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating, and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other nominee, you should check the voting form used by that firm to see if it offers Internet voting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

Voting in Person

If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote the “street name” shares owned by you on the record date.

Solicitation

We will pay the costs of this solicitation and all other expenses associated with the preparation of this proxy statement. We have agreed to reimburse NutraCea for any expenses incurred by NutraCea in connection with the preparation of this proxy statement. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

THE TRANSACTION

Background of the Transaction

We incurred net losses of $28.2 million, $21.5 million, and $85,000 in our 2004, 2005, and 2006 fiscal years, respectively, and a net loss of $625,000 for the six months ended June 30, 2007. We had retained deficits of $88.8 million, $87.9 million, and $88.5 million as of December 31, 2005, December 31, 2006, and June 30, 2007, respectively. We also had working capital deficits at approximately $1.6 million and $300,000 at December 31, 2005 and December 31, 2006. The audit report of our independent auditors on our financial statements for each of the years ended December 31, 2004, December 31, 2005, and December 31, 2006 contains an explanatory paragraph stating that the independent auditor had substantial doubt about our ability to continue as a going concern because of our recurring operating losses and negative cash flow.

Among other liabilities, there were outstanding $4.2 million of Secured Convertible Notes due in December 2008 at December 31, 2005 and December 31, 2006. The Secured Notes were convertible into our common stock at a conversion rate of $0.24 per share and bear interest at a rate of 12% per annum. The Secured Notes are collateralized by all of our assets. As a result of our company’s limited resources and the approaching maturity of the Senior Convertible Notes, Mr. Benson and a former officer of our company sought and received the authorization from our Board of Directors to form one or more entities to negotiate the purchase of Secured Notes and shares of our Series D Preferred Stock with individual holders on a fully disclosed basis. Utilizing personal and borrowed funds, the entities were able to purchase a total of $2,942,795 in principal amount of the Senior Convertible Notes and 1,000,000 shares of Series D Preferred Stock. In April 2007, the entities and other holders of Secured Notes sold to NutraCea the 1,000,000 shares of Series D Preferred Stock and $4.2 million principal amount of the Secured Notes for $1.0 million and $4.2 million, respectively,  representing all of the Preferred Stock and Secured Notes.

Between April 2007 and June 2007, Stuart Benson, President and Chief Executive Officer of our company, and Bradley Edson, Chairman and Chief Executive Officer of NutraCea, held a number of discussions regarding the purchase of substantially all of our assets from us. These conversations took place in telephone calls on May 14, 2007, May 16, 2007, and May 25, 2007 and in meetings in Phoenix, Arizona on June 1, 2007, and June 13, 2007. The management of both companies provided informal updates to their respective Boards of Directors during this time period. Mr. Edson was familiar with our company, having served as Chairman and Chief Executive Officer from January 1, 2001 to January 1, 2004.

On June 29, 2007, pursuant to prior approvals of the Boards of Directors of the respective companies, we and NutraCea entered into a non-binding letter of intent that included certain terms that would form the basis for discussions regarding a definitive agreement pursuant to which NutraCea would acquire designated assets and assume designated liabilities of our Company.

On September 11, 2007, we and NutraCea entered into an agreement confirming the elimination of conversion rights of the Secured Notes. In addition, we and NutraCea agreed that until such time, if any, as NutraCea gives 30 days prior notice to us, we may not pay accrued interest under the Secured Notes in shares of our common stock without NutraCea’s consent and that we would not during such time be deemed to be in default under the Notes as a result of not paying accrued interest in such shares.

Recommendation of our Board of Directors

On November 20, 2007, after evaluating a variety of business, financial, and market factors and consulting with our advisors, and after due discussion and due consideration, our Board of Directors

•	approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated thereby;

•	determined that the asset purchase agreement and the transaction contemplated thereby were in the best interests of our company and its stockholders; and

•	recommended that our stockholders adopt and approve the asset purchase agreement and the transaction contemplated thereby.

Reasons for the Transaction

In reaching its determinations, approvals, and recommendations referred to above, our Board of Directors considered a number of factors, including, among others, the following factors, each of which, in the view of our Board of Directors, supported such determinations, approvals, and recommendations:

•	the amount of consideration to be paid in exchange for our assets;

•	the fact that a portion of the consideration will be paid in cash;

•	the cancellation of a substantial amount of our indebtedness;

•	the cancellation of all of the outstanding shares of our Series D Preferred Stock;

•	NutraCea’s obligation to complete the transaction is not subject to any financing contingencies;

•	the Board of Directors’ view of NutraCea’s ability to fund the asset purchase consideration and to close the transaction;

•	the Board of Directors’ view of our financial condition, operations, businesses, and prospects in the absence of the transaction;

•	the fact that the transaction would not be taxable to our stockholders for U.S. federal income tax purposes;

•
the Board of Directors’ right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal that constitutes or could reasonably be expected to lead to a proposal that is superior to this transaction;

•	the Board of Directors’ right, under circumstances specified in the asset purchase agreement, to change or modify its recommendation to our stockholders in a manner that is adverse to NutraCea;

•
our right to terminate the asset purchase agreement in order to accept, or enter into a written agreement for a transaction constituting, a superior offer, subject to the payment of a termination fee, as well as all costs and expenses incurred in connection with the transaction and that we comply with other specified requirements in the asset purchase agreement.

Our Board of Directors also considered potential adverse consequences of the transaction and the asset purchase agreement, including the following:

•	the fact that, following the transaction, we will own substantially no non-cash assets;

•	the fact that the failure to consummate the transaction could negatively impact the market price of our common stock; and

•
the risk that the transaction might not be completed and the potential adverse effects of the failure to complete the transaction on our company, including the diversion of management resources from operational matters, the restrictions in the asset purchase agreement on the operation of our business during the period prior to the effective date of the transaction, the costs of the proposed transaction, and the risk that, as a result of the announcement of the transaction, our existing relationships with our employees, vendors, and suppliers could be impaired.

The Board of Directors believes that sufficient procedural safeguards were and are present to assure the substantive and procedural fairness of the transaction to our stockholders and to permit the Board of Directors to represent effectively the interests of our stockholders. These procedural safeguards include retaining Atlas Capital Services, LLC, as financial advisor and requesting that Atlas Capital Services render an opinion with respect to the fairness, from a financial point of view, of the transaction to the holders of our common stock. Atlas Capital Services has extensive experience in transactions similar to the transaction contemplated by the asset purchase agreement.

Although the foregoing discussion sets forth the material factors considered by our Board of Directors in reaching its recommendation, it may not include all of the factors considered by our Board of Directors, and each director may have considered different factors. In view of the wide variety of factors considered in connection with its evaluation of the asset purchase agreement and the transaction contemplated thereby, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determinations.

The foregoing discussion of the information and factors considered and given weight by our Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by our Board of Directors.

Our Board of Directors approved, adopted, and declared advisable the asset purchase agreement and the transaction contemplated by the asset purchase agreement, and recommended that our stockholders adopt and approve the asset purchase agreement and the transaction.

Opinion of Atlas Capital Services, LLC

We retained Atlas Capital Services, LLC to act as our financial advisor in connection with the transaction. Atlas Capital Services is a recognized investment banking firm that is regularly engaged to provide merger and acquisition advisory services. We selected Atlas Capital Services as our financial advisor on the basis of its experience and expertise in these services and its familiarity with our company. On October 31, 2007, Atlas Capital Services delivered its written opinion dated October 31, 2007 to our Board of Directors that, as of that date, and based upon and subject to the various qualifications, limitations, factors, and assumptions stated in the full text of Atlas Capital Services’ opinion, the transaction contemplated by the asset purchase agreement with NutraCea was fair, from a financial point of view, to the holders of our common stock.

The full text of Atlas Capital Services’ written opinion, which sets forth, among other things, the assumptions made, matters considered, and limits undertaken by Atlas Capital Services in connection with the opinion is attached as Appendix B to this proxy statement and is incorporated by reference. You are urged to read Atlas Capital Services’ opinion in its entirety. The following summary of Atlas Capital Services’ written opinion is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix B.

Atlas Capital Services’ opinion was given to our Board of Directors solely for its consideration of the proposed transaction contemplated by the asset purchase agreement with NurtaCea and is not a recommendation to any Vital Living stockholder as to whether the transaction is in that stockholder’s best interest or as to whether any stockholder should vote for or against the proposal to approve the asset purchase agreement and the asset sale transaction with NutraCea. Atlas Capital Services’ opinion addresses the fairness of the transaction from a financial perspective but does not address the relative merits of the transaction or any alternatives to the transaction. Atlas Capital Services neither determined nor recommended to our Board of Directors the amount of consideration to be paid by NurtaCea in connection with the transaction.

In connection with its review of the proposed transaction and the preparation of its opinion, Atlas Capital Services, among other things,

•	reviewed the terms of the asset purchase agreement;

•	reviewed our annual reports to our stockholders, our annual reports filed on Form 10-K, our quarterly reports filed on Form 10-Q, and certain of our interim reports to our stockholders;

•	examined certain of our internal financial and operating information, as prepared and furnished by our management;

•	analyzed the schedule of transferred assets and the revenue and cash flows generated by such assets, as well as the projected revenue and cash flows, as prepared and provided by our management;

•
held discussions with certain members of our management concerning, among other things, the information provided to Atlas Capital Services, our current business operations, financial condition, and future prospects of our company;

•	discussed with our management our assessment of the rationale and the potential benefits of the transaction contemplated by the asset purchase agreement;

•	compared certain aspects of our financial performance to comparable public companies; and

•	performed other analyses as Atlas Capital Services deemed appropriate for purposes of its opinion.

In rendering its opinion, Atlas Capital Services relied on the accuracy and completeness of all financial, accounting, and other information that was publicly available and furnished to it by us without independent verification. Atlas Capital Services has assumed that there has been no significant change in our assets, financial condition, or prospects since the date of our most recent financial statements made available to Atlas Capital Services. With respect to the financial projections prepared by our management, Atlas Capital Services has assumed that such projections were prepared in a reasonable manner and reflect the best available estimates and good faith judgments as to the future performance of our company. Atlas Capital Services did not make or obtain an independent evaluation or appraisal of our assets and liabilities, including pending litigation, nor did it make a physical inspection of any of our properties or assets. Atlas Capital Services is not an expert in regulatory matters and its analysis did not include the governmental, regulatory, or other consents and approvals necessary for the consummation of the asset sale transaction.

Atlas Capital Services’ opinion is based upon the analyses of the foregoing factors and other matters it deemed relevant, such as the general economic, financial, and market conditions that existed as of the date of its report, and any change in such conditions would necessitate a reevaluation of its opinion.

The following represents a brief summary of the material financial analyses Atlas Capital Services presented to our Board of Directors in connection with its opinion. The summary is provided for your convenience but is not a complete description of the analyses underlying the fairness opinion. The complete text of the fairness opinion is attached to this proxy statement as Appendix B, and you are urged to read it in its entirety. Atlas Capital Services did not explicitly assign any relative weights to the various factors of analyses considered. The information summarized in the tables that follow should be read in conjunction with the accompanying text.

Equity Valuation Analysis

Atlas Capital Services determined the value that our stockholders would receive under a pure equity valuation scenario based on the following analysis of our share price and market capitalization:

Period	Share Price	Market Capitalization
Latest Close (to date of opinion)	$0.0030	$543,040
30-Day Average	$0.0038	$625,319
365-Day Average	$0.0064	$1,053,167

If the price of our common stock remains at the levels as of the date of the opinion, the equity valuation of our company would be approximately $1,543,040, which includes one million shares of our preferred stock with a $1 par value. If our stock were to appreciate to the above-noted 365-day average, our equity valuation would be approximately $2,053,167.

Public Company Comparables Analysis

Atlas Capital Services analyzed certain ratios of market capitalization, adjusted for cash and debt, to select historical and forecasted operating results in order to derive valuation multiples appropriate for our company. The five companies deemed by Atlas Capital Services to be comparable to our company were as follows:

•	GeoPharma, Inc.

•	Natural Alternatives International Inc.

•	Nutraceutical International Corp.

•	Natrol, Inc.

•	Reliv International, Inc.

Atlas Capital Services examined certain publicly available financial data of the five publicly traded comparable companies as well as readily available and retrievable financial information available through selected financial databases. Atlas Capital Services then calculated the enterprise value and conducted ratio analysis of these five companies and our company over the last four quarters as follows:

Enterprise value as a ratio of:	Median Multiple	Range of Multiples	Our Company
Revenue	0.880	0.46 - 1.11	1.562
EBITDA (earnings before interest taxes, depreciation & amortization)	9.655	6.215 - 45.568	46.971
Gross Profit	2.142	1.132 - 2.707	2.445

Atlas Capital Services made numerous assumptions with respect to company growth rates and general economic conditions, many of which are beyond its control. Although no company used in this analysis is identical to our company, the acquisition price we would receive as a result of the transaction is within or above the range of valuations as a product of enterprise value and above the median multiples at which the sector trades. However, Atlas Capital Services noted that mathematical analysis, such as determining the median or average, is not in and of itself a meaningful method of using comparable company information.

Discounted Cash Flow Analysis

Atlas Capital Services performed a discounted cash flow analysis to calculate the estimated present value of the unlevered free cash flows that we could generate during fiscal years 2007 through 2009 based on projections provided by our management. Atlas Capital Services calculated the present value of our unlevered cash flows during this period using a discount rate of 15% and an implied terminal value based upon a multiple of 3.7 times projected cash EBITDA in fiscal 2009. The implied terminal values were discounted to an implied present value at November 1, 2007 using discount rates ranging from 15% to 20%, resulting in a net enterprise value for our company of $1.90 million. After subtracting net debt, Atlas Capital Services arrived at an implied equity value of approximately ($2.33) million.

Special Consideration: Current Debt Obligation

In addition to the above-three methods used to determine a meaningful valuation of our company, Atlas Capital Services advised that special consideration must be given to the outstanding long-term debt obligation being assumed by NutraCea pursuant to the terms of the asset purchase agreement. NutraCea holds approximately $4,226,000 of indebtedness of our company. Based on the analysis of Atlas Capital Services, our current cash flow level and accounts receivable balance does not currently provide sufficient outstanding capital to cover our existing debt payment obligations. Without a significant increase in existing cash, either through an increase in existing or new sales channels or an infusion of investment capital, we face the possibility of foreclosure on our assets to cover our outstanding debt obligations. If this were to happen, we could face bankruptcy proceedings to pay existing debt obligations, and our stockholders would not receive any value for their equity stake in our company. However, under the transaction contemplated by the asset purchase agreement, a substantial amount of our existing debt would be assumed and canceled, and we would receive sufficient capital to cover other debt obligations. In addition, our stockholders would remain equity holders in the publicly reporting and listed corporate shell.

The summary set forth above does not purport to be a complete description of the analyses of data underlying Atlas Capital Services’ fairness opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of such methods to the particular circumstances. A fairness opinion should be considered as a whole and is not necessarily susceptible to partial analysis or summary description. Selectively reading portions of the analyses or of the summary set forth above, without considering all analyses and factors, could create an incomplete view of the process underlying the Atlas Capital Services’ opinion. Atlas Capital Services made its determination as to the fairness of the transaction contemplated by the asset purchase agreement on the basis of its professional judgment after considering the results of all such analyses. The conclusions reached were based upon quantitative methods, as well as subjective judgment and qualitative analyses. Atlas Capital Services therefore gives no opinion as to the value or merit of any one or more parts of the analyses on a standalone basis. Taken together, the quantitative and qualitative analyses employed by Atlas Capital Services have led it to the opinion that the transaction contemplated by the asset purchase agreement is fair, from a financial point of view.

Atlas Capital Services has consented to the description of its fairness opinion in this proxy statement and to the inclusion of the full text of its fairness opinion as Appendix B to this proxy statement.

Use of Proceeds and Operations after the Transaction

In the event of the approval of the asset purchase agreement by our stockholders, we plan to discontinue active business operations and explore the possibility of combining with another company or business.

Financing Conditions

The transaction is not conditioned on any financing arrangements.

Interests of Vital Living’s Directors and Executive Officers in the Transaction

In considering the recommendation of our Board of Directors regarding the transaction, you should be aware that members of our management and Board of Directors may be deemed to have interests in the transaction that are different from, or in addition to, the interests of Vital Living stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the asset purchase agreement and the transaction.

Interests Relating to Employment and Service Following the Transaction

We have an employment agreement with Stuart A. Benson, our President and Chief Executive Officer. The employment agreement provides for Mr. Benson to receive annual base compensation of $280,000; a car allowance of $1,200 per month; the right to participate in any group insurance, hospital, medical, dental, accident, disability, pension, retirement, vacation, expense reimbursements, and other plans, programs, or benefits as from time to time be provided to other executive employees of our company; and a reimbursement for premium on disability policies; providing for coverage at a rate equal to 50% of his base salary. We also pay the premiums for two life insurance policies on the life of Mr. Benson, one of which in the face amount of $1.0 million that names our company as beneficiary and one with a face amount of $500,000 naming Mr. Benson’s designee as beneficiary. Entities controlled by Mr. Benson also have outstanding loans to our company of approximately $500,000, which will be repaid following the sale of assets.

Change of Control and Severance Arrangements

Mr. Benson’s employment agreement, provides for him to receive his base salary for a period of 18 months after the sale of assets contemplated by the asset purchase agreement.

Indemnification and Insurance

We have indemnified our directors and officers to the fullest extent provided by Nevada law.

Material U.S. Federal Income Tax Consequences of the Transaction to Vital Living Stockholders

We expect that Vital Living and Doctors For Nutrition, with which Vital Living files a consolidated tax return, will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. However, we believe that any taxes payable as a result of the asset sale will be offset by our prior operating losses and by losses during the remainder of 2007.

We do not expect that our stockholders will recognize any gain or loss for U.S. federal income tax purposes.

Appraisal Rights

Our stockholders will not experience any change in their rights as a stockholder as a result of the asset purchase agreement and the transaction. Neither Nevada law nor our certificate of incorporation provides for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Regulatory Approvals Required for the Transaction

At this time, we do not expect the transaction to be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent some transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the waiting periods are terminated or expire.

THE ASSET PURCHASE AGREEMENT

The following summarizes the material terms of the asset purchase agreement but does not purport to describe all of the terms of the asset purchase agreement. The following summary is qualified in its entirety by reference to the asset purchase agreement, a copy of which is attached as Appendix A to this proxy statement. We urge you to read the full text of the asset purchase agreement.

The Transaction

Subject to the terms of the asset purchase agreement, NutraCea will purchase substantially all of the assets and assume certain liabilities of Vital Living and certain subsidiaries, including Doctors For Nutrition. The transaction will close as soon as possible following the satisfaction or written waiver of the closing conditions set forth in the asset purchase agreement and described more fully below at “Conditions to the Consummation of the Transaction.”

Assets to be Sold

We are selling all of the assets we own or license that are used in the development, marketing, distribution, and sale of food and nutritional products and supplements and nutraceutical products to NutraCea, including, without limitation, the following:

•
equipment, including tangible operating assets, fixtures, furniture, tools, supplies, vehicles, leasehold improvements, machinery, tools, computer hardware, computer software, computer programming, and vehicles;

•	inventory, including merchandise, supplies, raw materials, work in process, packaging, and finished goods;

•	assumed contracts, including any contracts by which we are bound, that are related to or useful in the operation of our business;

•
permits, including easements, franchises, permits, licenses, consents, marketing approvals, authorizations, and certificates of all regulatory, administrative, and other governmental agencies and bodies;

•	goodwill, including customer lists, customer information, supplier and distributor information, and data used in connection with our business;

•	all intellectual property used by us in connection with our business, including copyrights and trademarks;

•
marketing authorizations, including all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents, and other regulatory approvals issued by a governmental authority;

•	data related to product testing, including all data, information, publications, and other materials embodying or relating to clinical and non-clinical testing of our products;

•	all causes of action related to our right, title, and interest to claims and causes of action relating to the assets to be acquired by NutraCea;

•	other assets, including all other real, personal, tangible, intangible, or mixed assets of our company; and

•	such other assets or categories of assets that we and NutraCea shall mutually agree upon in writing.

For purposes of this proxy statement, the term “Acquired Assets” refers to the assets collectively described in the preceding 11 bullet points.

Liabilities to be Assumed

Pursuant to the asset purchase agreement and upon the closing of the transaction, NutraCea also has agreed to assume, pay, and discharge certain of our liabilities, including the following:

•	distribution agreement between us and Wellness Watchers Global, LLC;

•	agreement between us and David Stenmoe;

•	agreement between us and Michael Schielle;

•	our lease obligation for six months;

•	agreement to pay the respective salaries of two non-executive employees for a maximum of six months;

•	all rights relating to direct response, marketing, products, agreements, or arrangements relating to our business or the Acquired Assets as NutraCea specifically elects to assume; and

•	agreement between us and Full Spectrum Media, Inc.

Transaction Consideration

Pursuant to the asset purchase agreement, at the closing of the transaction, NutraCea will

•	pay us a sum of $1,500,000;

•
cancel indebtedness of our company and our subsidiaries and affiliates held by NutraCea, including, without limitation, an aggregate principal amount of approximately $4,226,000 representing all of our Senior Secured Convertible Notes, and

•	cancel, by delivery to us for redemption for no additional consideration, 1,000,000 shares of our Series D Preferred Stock held by NutraCea.

No Solicitation of Other Offers

The asset purchase agreement provides that from the date of the asset purchase agreement until the closing of the transaction, we may not, and may not allow any of our officers, directors, or representatives, directly or indirectly to do any of the following:

•	solicit, initiate, or encourage the submission of an “Alternative Transaction” (as defined below);

•	engage in any discussions with or furnish any information to any third party with respect to an Alternative Transaction;

•	furnish any non-public information to any third party that has made any proposal with respect to any such Alternative Transaction; or

•	continue to engage in any contacts or negotiations with third parties with respect to any such Alternative Transaction.

In addition, we must immediately notify NutraCea of all inquiries made related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal. We must also, as promptly as practicable, advise NutraCea orally and in writing of any acquisition proposal or any request received by us for non-public information that we believe could lead to an acquisition proposal, the material terms of such proposal, and the identity of the party making such request or proposal. We must keep NutraCea informed in all material respects of the status and details of any such request or proposal.

However, our Board of Directors may, prior to obtaining the approval of our stockholders regarding the transaction, withhold, withdraw, amend, or modify its recommendation in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby if

•	we receive a “Superior Offer” (as defined below);

•	neither we nor any of our representatives have materially violated the provisions of the asset purchase agreement; and

•
our Board of Directors concludes in good faith, after consultation with outside legal counsel, that, in light of the Superior Offer, the withholding, withdrawal, amendment, or modification of its recommendation in favor of the adoption and approval of the asset purchase agreement with NutraCea and the transaction contemplated thereby is required in order for the Board of Directors to comply with its fiduciary duties to our stockholders.

For purposes of the asset purchase agreement and this proxy statement, the term “Alternative Transaction” means any offer or proposal by a third party related to any of the following:

•	any acquisition or purchase from us or any of our affiliates by any person or group of ten percent or more of the total outstanding voting securities of our company;

•	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning ten percent or more of the total outstanding voting securities of our company;

•
any merger, consolidation, business combination, or similar transaction of our company or any of our affiliates with or into another entity pursuant to which our stockholders of our company immediately preceding such transaction hold less than fifty percent of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease, exchange, transfer, license, acquisition, or disposition of five percent or more of the Acquired Assets, other than in the ordinary course of business;

•	the acquisition, purchase, or option to purchase any of the business, any portion of the assets, or debt or equity securities of our company;

•	any merger, consolidation, recapitalization, or other business combination of any kind involving our company; or

•	any other transaction that is incompatible with the transaction contemplated by the asset purchase agreement with NutraCea.

For purposes of the asset purchase agreement and this proxy statement, the term “Superior Offer” means an unsolicited, bona fide written offer made by an unrelated third party to consummate any of the following transactions: (1) a merger, consolidation, business combination, recapitalization, or similar transaction involving our company pursuant to which our stockholders preceding such transaction hold less than fifty percent of the equity interest in the surviving, resulting, or acquiring entity of such transaction; (2) a sale or other disposition by us of all or substantially all of the Acquired Assets; or (3) the acquisition by any entity, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing over fifty percent of the voting power of the outstanding shares of our capital stock; in each case, on terms that our Board of Directors determines, in its reasonable judgment after written advice from its financial advisors, to be more favorable to our company from a financial point of view than the terms of the transaction contemplated by the asset purchase agreement with NutraCea. Any such offer will not be considered favorable if any financing required to consummate the transaction by such offer is not committed and is not likely to be obtained on a timely basis, in the judgment of our Board of Directors.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by Vital Living and its subsidiaries, including DFN, to NutraCea, including representations and warranties relating to the following:

•	the organization, standing, power, authority, and other corporate matters of our company;

•	the authorization, execution, delivery, approval, consummation, and enforceability of the asset purchase agreement;

•	our qualification to do business and to sell assets;

•	governmental filings necessary to protect our rights in the intellectual property to be acquired by NutraCea pursuant to the asset purchase agreement;

•
the absence of conflicts or violations under our organizational documents or agreements and any judgment, order, decree, law, statute, regulation or judicial or governmental restriction, and required consents and approvals;

•	the title and condition of our assets;

•	our contracts to be assumed by NutraCea;

•	litigation;

•	tax matters;

•	our financial statements;

•	the documents filed with the SEC and the accuracy of the information contained in those filings;

•	customer deposits;

•	insurance;

•	licenses, permits, and compliance with applicable laws;

•	environmental matters;

•	product liability;

•	product warranty;

•	intellectual property;

•	the absence of certain charges;

•	aggregate value of all our assets and properties;

•	solvency;

•	purchase price of the Acquired Assets;

•	brokers’ and finders’ fees; and

•	disclosures made by us in connection with the asset purchase agreement.

The asset purchase agreement also contains representations and warranties made by NutraCea, including representations and warranties relating to the following:

•	the organization, standing, power, authority, and other corporate matters of NutraCea;

•	the authorization, execution, delivery, approval, consummation, and enforceability of the asset purchase agreement; and

•
the absence of conflicts or violations under NutraCea’s organizational documents, any mortgage, deed of trust, lease, note, shareholders’ agreement, board, indenture, license, permit, trust, custodianship, or other instrument, agreement, or restriction, or any judgment, order, writ, injunction, decree of a governmental authority, and required consents and approvals

Conduct of Vital Living’s Business Prior to the Completion of the Transaction

Until the consummation of the transaction or the termination of asset purchase agreement, we have agreed in the asset purchase agreement that, except as specifically permitted or contemplated by the asset purchase agreement or as requested by NutraCea, we will conduct our business in the normal, usual manner and will use our best efforts to preserve the Acquired Assets and our goodwill with customers and others that may have relationships with us.

In addition, we have agreed that, except as specifically permitted or contemplated by the asset purchase agreement, until the transaction is consummated or the asset purchase agreement is terminated, we will

•
use our best efforts to protect the Acquired Assets, cooperate with NutraCea concerning protection of the intellectual property rights and customer relationships relating to such assets, and take such actions as NutraCea may reasonably request relating to the protection of such assets;

•	effect no transfer, sale, assignment, lease, license, or encumbrance of or on any of the Acquired Assets, other than in the ordinary course of business;

•	engage in no transactions materially inconsistent with our representations and warranties in the asset purchase agreement;

•
use its best efforts to obtain the consent of all third parties necessary for us to consummate the transaction and transfer and assign the Acquired Assets to Nutracea prior to the closing date of the asset purchase agreement;

•	obtain all consents, approvals, and authorizations that are required under any applicable law, rule, or regulation;

•	notify NutraCea promptly upon receipt of any communication or legal process, which commences or threatens litigation against us, our business, or any of the Acquired Assets;

•	provide NutraCea, before or after closing, with any further documents that NutraCea reasonably requests relating to the Acquired Assets, our business, or to carry into effect the transaction;

•	pay any sales, use, or other taxes as a result of the transaction;

•	upon the closing of the transaction, cease use of the intellectual property included in or relating to the Acquired Assets without NutraCea’s prior written consent; and

•
preserve and operate our business in the ordinary course, not enter into any transaction or agreement or take any action out of the ordinary course, or enter into any transaction or commitment involving an expense or capital expenditure by us relating to the Acquired Assets, in excess of $10,000, without NutraCea’s prior written consent, which consent shall not unreasonably be withheld.

Covenants of NutraCea

NutraCea has agreed that, except as specifically permitted or contemplated by the asset purchase agreement, until the transaction is consummated or the asset purchase agreement is terminated, it will

•	use all reasonable efforts to conduct its business in such a manner so as to not be in material breach of the representations and warranties made to us in the asset purchase agreement;

•
notify us upon the receipt of any communication or legal process that commences or threatens litigation relating to the Acquired Assets or the transaction contemplated by the asset purchase agreement; and

•	retain certain identified employees on specified terms for a specified time period.

Other Covenants

Publicity. After the initial public announcement of the execution and delivery of the asset purchase agreement, we and NutraCea will make such public announcements as they individually determine, including any required by law or applicable stock exchange requirements, and will attempt to cooperate and keep each informed concerning the content of any material public announcements concerning the asset purchase agreement and the transaction contemplated thereby. Where reasonably practicable, each party must permit the other party to review such public announcements prior to their distribution.

Access to Information. We will (1) afford NutraCea and its accountants, counsel, and other representatives reasonable access during normal business hours to our personnel as well as to the Acquired Assets and our properties, books, and records for inspection and copying, (2) obtain all information concerning Vital Living’s business and the Acquired Assets as NutraCea may reasonably request, and (3) make available its management employees to consult with NutraCea in matters relating to our business. However, no information or knowledge obtained in any such investigation shall affect or be deemed to modify any representation or warranty contained in the asset purchase agreement or the conditions to our and NutraCea’s obligations to consummate the transaction contemplated by the asset purchase agreement.

Further Assurances. We and NutraCea will from time to time after the closing of the transaction contemplated by the asset purchase agreement, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transaction, including without limitation the registration or recordation of the transfer of our intellectual property into the name of NutraCea. With respect to all documents, information, and other materials included in the Acquired Assets, in addition to paper and other tangible copies, we shall, upon NutraCea’s request, also provide to NutraCea electronic copies of such documents, information, and other materials to the extent such copies are in our possession and can be obtained through commercially reasonable efforts.

Proxy Statement. As promptly as practicable following the date of the asset purchase agreement, we must prepare a proxy statement at our expense and file it with the SEC. We must also prepare and make any other such filings with the SEC as may be required by federal law. NutraCea must use all commercially reasonable efforts to cooperate and provide information to us in connection with the preparation of such filings, and we must use all commercially reasonable efforts to respond promptly to any comments of the SEC and cause the proxy statement to be mailed to our stockholders at the earliest practicable time. We must also notify NutraCea of any comments or requests for revisions to the proxy statement received from the SEC or any other governmental authority, and each party must provide the other with any such related correspondence. All out of pocket expenses associated with the preparation of the proxy statement shall be borne solely by us. The asset purchase agreement further provides that the proxy statement must include the recommendation of our Board of Directors in favor of the adoption and approval of the asset purchase agreement and the transaction contemplated thereby.

Stockholders Meeting. We have agreed that as soon as reasonably practicable after the date of the asset purchase agreement, we will call and hold a special meeting of stockholders for the purpose of voting upon the asset purchase agreement and the transaction contemplated thereby. The asset purchase agreement further provides that, except as described above in “The Asset Purchase Agreement - No Solicitation of Other Offers,” our Board of Directors must recommend approval and adoption of the asset purchase agreement and transaction contemplated thereby our stockholders and use all commercially reasonable efforts to solicit from our stockholders proxies in favor of the approval and adoption of the asset purchase agreement and the transaction contemplated thereby.

Legal Requirements. Subject to the terms and conditions of the asset purchase agreement, both we and NutraCea have agreed to take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed upon them with respect to the transaction contemplated by the asset purchase agreement, including furnishing all information required in connection with the approvals of or filings with any governmental authority and prompt resolution of any litigation prompted by the asset purchase agreement. Both we and NutraCea agree to promptly cooperate with and furnish information to each other as may become necessary in connection with any requirements imposed upon any of them in connection with the consummation of the transaction.

Third-Party Consents. We must cooperate with NutraCea and use all commercially reasonable efforts to obtain the consents, waivers, and approvals required under any of our agreements, contracts, licensees, or leases included in the Acquired Assets. We must continue such cooperation for at least 90 days after the closing of the transaction.

Covenants. Both we and NutraCea have agreed to cooperate and use their good faith efforts to satisfy the conditions to closing described in the asset purchase agreement, and upon satisfaction of such conditions, to consummate the transaction.

Assignment of Contracts. We must use our best efforts to procure third-party consents to any assignments of contracts included in the Acquired Assets prior to the closing of the transaction contemplated by the asset purchase agreement. If any such consent is not obtained, we must cooperate with NutraCea in any reasonable arrangement designed by NutraCea to provide it with the benefit of any such contract, agreement, commitment, or other asset, including enforcement of any and all rights of our company against the other party arising out of breach or cancellation of such contract.

Conditions to the Consummation of the Transaction

The completion of the transaction is subject to certain customary closing conditions, as described more fully below.

Mutual Closing Conditions

Under the asset purchase agreement, each of the party’s obligations to consummate the transaction are subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of each of the following conditions:

•
the asset purchase agreement and the transaction contemplated thereby must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date fixed for the special meeting;

•	no proceeding relating to the proxy statement or the transaction contemplated by the asset purchase agreement shall have been initiated or threatened in writing by the SEC;

•
no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that has the affect of making the transaction contemplated by the asset purchase agreement illegal or otherwise prohibiting the consummation of the transaction; and

•
there must not be any current or pending temporary restraining order, proceeding, injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition that would prevent the consummation of the transaction on the terms in the asset purchase agreement.

Additional Closing Conditions for Vital Living

Under the asset purchase agreement, our obligation to consummate the transaction contemplated by the asset purchase agreement is further subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of the following conditions:

•
NutraCea’s representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the date of the asset purchase agreement and as of the closing date of the transaction contemplated thereby with the same force and effect as if made on and as of the closing date of the transaction;

•
NutraCea must have performed or complied with, in all materials respects, all of its agreements and covenants required to be performed or complied with under the asset purchase agreement on or before the closing date of the transaction;

•
NutraCea must have delivered to us a certificate signed on behalf of NutraCea by a duly authorized officer of NutraCea certifying that, as of the closing date, NutraCea has satisfied the conditions described in the two prior bullet points above; and

•	NutraCea shall have delivered to us the closing payment of $1,500,000 and the 1,000,000 shares of our Series D Preferred Stock held by NutraCea for cancellation.

Additional Closing Conditions for NutraCea

Under the asset purchase agreement, the obligation of NutraCea to consummate the transaction is further subject to the satisfaction or waiver, at or prior to the closing date of the transaction, of the following conditions:

•
our representations and warranties in the asset purchase agreement must be true and correct in all material respects as of the date of the asset purchase agreement as if made on and as of the closing date of the transaction;

•
we must have performed or complied with, in all materials respects, all of its agreements and covenants required to be performed or complied with under the asset purchase agreement on or before the closing date of the transaction;

•
we must have delivered to NutraCea a certificate signed on our behalf by a duly authorized officer certifying that as of the closing date, we have satisfied the conditions described in the two prior bullet points above;

•
we must have executed and delivered all required collateral agreements requested by NutraCea in customary form and substance satisfactory to NutraCea, including (1) a bill of sale; (2) instruments of assignment and assumption; (3) instruments of assignments of patents; (4) instruments of assignments of copyrights; (5) instruments of assignments of trademarks; and (6) such other instruments, certificates, and agreements as NutraCea may reasonably request in order to effectively transfer the Acquired Assets;

•	no material adverse effect, as defined in the asset purchase agreement, relating to our business or the Acquired Assets shall have occurred and be continuing;

•
on the closing date of the transaction, all actions, proceedings, instruments, and documents required by us to effect the transaction and all other related matters contemplated by the asset purchase agreement shall have been completed to the reasonable satisfaction of NutraCea; and

•
if requested by NutraCea, we and our president and chief executive officer, Stuart A. Benson, shall have entered into a customary noncompetition agreement in such form and substance as is reasonably satisfactory to NutraCea.

Termination of the Asset Purchase Agreement

The asset purchase agreement and the transaction contemplated thereby may be terminated at any time prior to completing the transaction, whether before or after adoption and approval of the asset purchase agreement and the transaction by our stockholders, in the following situations:

•	by mutual written agreement of our company and NutraCea;

•	by either Vital Living or NutraCea, if

o
the transaction has not been consummated on or before (1) January 1, 2008 in the event the SEC does not review the preliminary proxy statement or (2) March 31, 2008 in the event the SEC does review the preliminary proxy statement, provided, however, that this right to terminate the asset purchase agreement will not be available to any party whose action or failure to act has been a principal cause or resulted in the failure of the transaction to be consummated by such date and such action or failure to act constitutes a material breach of the asset purchase agreement;

o
there is any order, decree, ruling, or any other action by a governmental authority having the effect of permanently restraining, enjoining, or otherwise prohibiting the transaction, provided that such order, decree or ruling is final and non-appealable; or

o
the requisite vote of our stockholders to approve the asset purchase agreement and transaction is not obtained at the special meeting, provided, however, that we will not have the right to terminate the asset purchase agreement where the failure to obtain approval of its stockholders shall have been caused by an action or failure to act by us that constitutes a material breach of the asset purchase agreement;

•	by Vital Living, if

o
NutraCea has materially breached any of its representations, warranties, covenants, or other agreements in the asset purchase agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Asset Purchase Agreement - Conditions to the Consummation of the Transaction - Additional Closing Conditions for Vital Living” or if any such representation or warranty becomes untrue; provided however, that we may not terminate the asset purchase agreement for a period of 30 calendar days after delivery of written notice of such breach or failure from us to NutraCea if such breach or failure is curable by NutraCea through commercially reasonable best efforts, so long as NutraCea continues to use its best efforts to cure such breach, and therefore, we may not terminate the asset purchase agreement if the breach or failure is cured during this 30 calendar day period;

•	by NutraCea, if

o
we have materially breached any of our representations, warranties, covenants, or other agreements in the asset purchase agreement that would give rise to a failure of a condition described in any of the first two bullet points under “The Asset Purchase Agreement - Conditions to the Consummation of the Transaction - Additional Closing Conditions for NutraCea” or if any such representation or warranty becomes untrue; provided, however, that NutraCea may not terminate the asset purchase agreement for a period of 30 calendar days after delivery of written notice of such breach or failure from NutraCea to us if such breach or failure is curable by us through commercially reasonable best efforts, so long as we continue to use our best efforts to cure such breach, and therefore, NutraCea may not terminate the asset purchase agreement if the breach or failure is cured during this 30 calendar day period;

o
for any reason, our Board of Directors withdraws, amends, or modifies in a manner adverse to NutraCea its recommendation in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby;

o	we fail to include in this proxy statement the recommendation of our Board of Directors in favor of the adoption and approval of the asset purchase agreement and transaction contemplated thereby;

o	our Board of Directors approves or recommends an Alternative Transaction, as defined above under “The Asset Purchase Agreement - No Solicitation of Other Offers”;

o	we enter into any letter of intent or similar document or any agreement, contract, or commitment accepting a proposal for an Alternative Transaction;

o
a tender or exchange offer relating to our securities commences by a person unaffiliated with NutraCea, and we do not send a statement to our stockholders recommending rejection of the offer within ten days after it receives the offer;

o	we breach the asset purchase agreement by failing to provide NutraCea with notice of an Alternative Transaction; or

o	our stockholders do not approve the asset purchase agreement.

For purposes of the asset purchase agreement and this proxy statement, these final seven bullet points are collectively referred to as a “Buyer Triggering Event.”

Effect of Termination

In the event that the asset purchase agreement is terminated, the asset purchase agreement becomes void and of no effect without liability or obligation on the part of any party (including any director, officer, employee, agent, legal or financial advisor, or other representative of such party) to the other party, except that the termination of the asset purchase agreement will not relieve any party from liability for damages resulting from a willful or intentional breach of the agreement. Further, the provisions in the agreement relating to the effect of termination, fees and expenses, governing law, jurisdiction, and waiver of jury trial will survive the termination of the asset purchase agreement.

We and NutraCea have agreed that, subject to the terms of the asset purchase agreement, in the event of the termination of the agreement for any reason, including a termination resulting from a willful or intentional breach of the agreement, we will pay NutraCea a termination fee of $250,000. This termination fee must be paid no later than two business days following the earlier of an Alternative Transaction, as defined above under “The Asset Purchase Agreement - No Solicitation of Other Offers” or a Buyer Triggering Event, as defined in the preceding section of this proxy statement.

Fees and Expenses

Except as otherwise indicated, all costs and expenses incurred in connection with the asset purchase agreement will be paid by the party incurring such cost or expense, whether or not the transaction contemplated by the asset purchase agreement is consummated.

Waiver

Any failure or delay by us or NutraCea to exercise or enforce their rights conferred under the asset purchase agreement shall not be construed or operate as a waiver of such rights, nor shall any single or partial exercise of such right, power, privilege, or further exercise thereof operate to bar the exercise or enforcement of such right.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of October 31, 2007 by (i) each director; (ii) each executive officer; (iii) all of our directors and executive officers as a group; and (iv) each other person who is known by us to beneficially own or to exercise voting or dispositive control over more than 5% of our common stock.

Name and Address of Beneficial Owner (1)	Number of Shares (2)		Percent (2)

Directors and Executive Officers:
Stuart Benson	26,145,792	(3)	15.3%
Michael Cardamone	265,000	(4)	*

All directors and officers as a group (two persons)	26,410,792		15.5%

*	Less than 1%

(1)
Each person named in the table has sole voting and investment power with respect to all common stock beneficially owned by him, subject to applicable community property law, except as otherwise indicated. Each person may be reached at 1289 Clint Moore Road, Boca Raton, Florida 33487.

(2)
The percentages shown are calculated based upon 164,559,000 shares of our common stock outstanding on October 31, 2007. The percentages shown include the shares of common stock that each named stockholder has the right to acquire within 60 days of October 31, 2007. In calculating ownership percentage, all shares of common stock that the named stockholder has the right to acquire upon exercise of stock options within 60 days of October 31, 2007 are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other stockholder. Percentages may be rounded. Includes, when applicable, shares owned of record by such person's children and spouse and by other related individuals and entities over whose shares of common stock such person has sole or shared voting control or power of disposition.

(3)	Includes 6,000,000 shares of common stock issuable upon exercise of stock options.

(4)	Includes 100,000 shares of common stock issuable upon exercise of stock options.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters that come before the special meeting and are voted upon. The individuals named as proxies intend to vote the proxies in their own discretion as to any other such matters.

WHERE STOCKHOLDERS CAN OBTAIN ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC under the Securities Exchange Act of 1934, as amended. These reports, proxy statements, and other documents contain additional information about our company and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

Stockholders may read and copy any report, statements, or other information filed by Vital Living at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Vital Living’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Vital Living since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained or referred to in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated ________ ___, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, we will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.

Attached to this proxy statement is the following document concerning the transaction:

A. Asset Purchase Agreement, dated as of September 28, 2007
B. Opinion of Atlas Capital Services, LLC, dated as of October 31, 2007

We will make available to each stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the asset purchase agreement and to obtain any additional information in the our possession or which we can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information contained herein.

Copies of other documents relevant to the asset purchase agreement are available for inspection at our offices upon request. Certain of those documents will be supplied to the stockholders upon request and at the stockholder's expense.

Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, Florida 33487
(561) 300-9023

APPENDIX A

ASSET PURCHASE AGREEMENT

The asset purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Vital Living, DFN, or NutraCea. Such information can be found elsewhere in this proxy statement and in the public filings Vital Living and NutraCea make with the SEC, which are available without charge at www.sec.gov.

The asset purchase agreement contains representations and warranties Vital Living, DFN, and NutraCea made to each other. The assertions, embodied in those representations and warranties, are qualified by information in confidential disclosure schedules that Vital Living, DFN, and NutraCea have exchanged in connection with signing the asset purchase agreement. While none of Vital Living, DFN, nor NutraCea believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies, and creates exceptions to the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Vital Living’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in Vital Living’s public disclosures.

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is dated as of September 28, 2007 (the “Agreement Date”), and is entered into by and between NutraCea, Inc., a California corporation having its principal place of business at 5090 N. 40th Street, Suite 400, Phoenix, AZ, 85018 (“Buyer”), Vital Living, Inc., a Nevada corporation with its principal place of business at 1289 Clint Moore Road, Boca Raton, Florida 33487, and those subsidiaries of Vital Living, Inc. whose names are subscribed on the signature page of this Agreement (Vital Living, Inc. and such subsidiaries referred to collectively as “Seller”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Exhibit A attached hereto.

BACKGROUND

A.  Seller develops and markets nutritional supplements and nutraceutical products for distribution, including through healthcare practitioners. Buyer is a health science company that has proprietary intellectual property that processes and converts rice bran into ingredients that have various applications in food products.

B.  Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets used by Seller in its business.

C.  As an inducement to Buyer to enter into this Agreement, concurrently herewith certain stockholders of Seller have entered into an agreement with Buyer, in the form separately provided to Seller (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote the shares of capital stock of Seller owned by such person to approve this Agreement and the transactions contemplated hereby.

AGREEMENT

Accordingly, the parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

SECTION 1.01  Purchase and Sale of Acquired Assets.

(a)  On the terms and subject to the conditions of this Agreement, at the Closing Date Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller all the right, title and interest of Seller in, to and under the Acquired Assets in consideration of the payment by Buyer of the Purchase Price (the “Acquisition”) Seller shall deliver the Acquired Assets free and clear of all Liabilities, and Encumbrances, except as Seller and Buyer may mutually agree in writing.

(b)  Buyer shall not acquire any Excluded Assets and shall not assume or become obligated with respect to any Retained Liabilities, Liabilities related to any Excluded Assets, or any Liabilities of Seller arising out of the conduct of the Business, Seller’s other business or the Acquired Assets before the Closing Date. Buyer shall set forth the Assumed Liabilities on the Schedule 1.01(b) hereto. Effective as of the Closing, Buyer shall assume, pay and discharge when due the Assumed Liabilities.

(c)  Buyer will not assume any liability, responsibility or obligations to any employee of Seller, including without limitation, in connection with compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees or any other Retained Liabilities, and Seller shall indemnify and hold harmless Buyer and its representatives against any and all such Retained Liabilities. Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller:

SECTION 1.02  Closing; Purchase Price.

(a)  Closing. The completion of this Agreement (the “Closing”) shall take place at the offices of Buyer. The Closing shall be scheduled to occur two (2) business days following the satisfaction or written waiver of the last of the closing conditions set forth in Article V, or on such other date as the parties may determine. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b)  Delivery. At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Acquired Assets, Buyer shall pay the Purchase Price to Seller, and the parties shall deliver the agreements, certificates, opinions and other documents required to be delivered pursuant to Article V of this Agreement (the “Collateral Agreements”). If at the Closing Date Buyer does not obtain all rights to one or more items of the Acquired Assets, then the Acquired Assets in question and all income (if any) and other benefits and rights arising therefrom shall be held by Seller in trust for Buyer absolutely until such time as Buyer shall have obtained all rights therein and thereto. Seller hereby grants to Buyer and undertakes as of the Closing to hold upon trust for Buyer the entire interest of Seller in and to any part of the Acquired Assets which cannot be assigned by Seller hereunder together with the entire benefits of such rights including, without limitation, all proceeds, money and other rights and benefits to which the Seller is beneficially or legally entitled in respect of the use of such Acquired Assets; and from and after the Closing, Seller shall promptly pay to Buyer when received all monies received by Seller with respect to any Acquired Asset or any claim or right or any benefit arising thereunder.

(c)  Purchase Price. At the Closing, NutraCea will deliver the purchase price for the Acquired Assets. The purchase price will consist of (i) One Million Five Hundred Thousand Dollars ($1,500,000) (the “Closing Payment”) payable by check or by electronic funds transfer to the bank account in the United States of America designated by Seller in writing, (ii) the cancellation by Buyer of indebtedness of Seller, its Subsidiaries and VTLV LLC and VTLV II LLC (and cancellation of any rights such LLC entities may have relating to Buyer) to Buyer as of the Closing Date, including without limitation all of Seller’s Senior Secured Convertible Notes held by Buyer (the “Notes”), in an aggregate principal amount of approximately $4,226,000, and any right to receive any accrued but unpaid interest under the Notes though the Closing Date, and (iii) the cancellation (by delivery to Seller for redemption for no additional consideration) of 1,000,000 shares of Series D Preferred Stock of Seller held by Buyer (the Notes and such shares referred to collectively as the “Senior Securities” or the “VL Securities”) (collectively, the “Purchase Price”).

(d)  Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets as reasonably determined by Buyer, in accordance with applicable Treasury Regulations. Except in the event of a subsequent adjustment to the Purchase Price which adjustment shall be reflected in the allocation hereunder in a manner consistent with the Treasury Regulations, neither Seller nor Buyer shall file any return or take a position with any taxing authority that is inconsistent with any allocation pursuant hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF VITAL LIVING

For purposes of the representations and warranties in this Article II, the term “Seller” will mean, as applicable, VL and any Subsidiary that holds any of the Acquired Assets. Seller hereby represents and warrants to Buyer that except as set forth in a disclosure letter separately delivered by Seller to Buyer contemporaneously with the execution and delivery of this Agreement, which identifies the particular Sections of this Agreement to which such disclosure relates (the “Disclosure Letter”), and except as disclosed in Seller’s last filed reports on Form 10-KSB or Form 10-QSB before the date of this Agreement:

SECTION 2.01  Organization. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to own and operate the Business and to enter into this Agreement, the Collateral Agreements and the other agreements and instruments contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller, subject to approval by Seller’s stockholders as contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and constitutes the valid, binding and enforceable obligation of Seller, except as limited by applicable bankruptcy, insolvency, reorganization,

SECTION 2.02  Power and Authority. Seller is qualified to do business in each jurisdiction where such qualification is required in order to conduct the Business and to sell and transfer the Acquired Assets to Buyer. Seller has the power to enter into and perform its obligations pursuant to this Agreement. Seller’s execution, delivery and performance of this Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of Seller’s board of directors.

SECTION 2.03  Binding Agreement. This Agreement has been approved by the board of directors of Seller and by all necessary corporate action on the part of Seller, other than approval of the Agreement by the shareholders of Seller. This Agreement and all other agreements and instruments executed or to be executed by Seller in connection with or pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights and to general equitable principles.

SECTION 2.04  Government Filings. Seller has made all filings with applicable Governmental Authorities and obtained all assignments (including invention assignments from its employees) necessary to claim and protect its rights in all Intellectual Property included in the Acquired Assets. There is no requirement applicable to Seller or to make any filing with, or to obtain any Permit of, any Governmental Authority as a condition to the lawful performance by Seller of its obligations hereunder.

SECTION 2.05  Absence of Conflicts and Consent Requirements.The execution and delivery of this Agreement by Seller and performance of Seller’s obligations hereunder do not: (a) conflict with or violate Seller’s Articles of Incorporation or Bylaws; (b) violate or, alone or with notice or the passage of time, result in the breach or the termination of, or otherwise give any contracting party the right to terminate or declare a default under, the terms of any written agreement relating to the Business or the Acquired Assets to which Seller is a party or by which any of the Acquired Assets may be bound (other than the requirement to obtain the consent of third parties under those certain Assigned Contracts that are identified in the Disclosure Letter as requiring such consent), or (c) violate any judgment, order, decree, or any law, statute, regulation or other judicial or governmental restriction to which Seller is subject. There is no requirement applicable to Seller or to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority as a condition to the lawful performance by Seller and of its obligations hereunder, except for the filing of the definitive Proxy Statement with the SEC.

SECTION 2.06  Title to Assets. The Asset Schedule delivered by Seller to Buyer before the Agreement Date sets forth each item that is included, or required to be included, in the Acquired Assets. Seller has exclusive good and marketable title to the Acquired Assets, in each case free and clear of all Encumbrances, and Seller is not obligated to make payments (in any form, including royalties, milestones and other contingent payments) to third parties for use of any intellectual property rights with respect to the development, manufacture, use, sale, import or commercialization of any of the Products in the ordinary course of the Business as presently conducted or as contemplated to be conducted. There are no Encumbrances on, related to, secured by or outstanding against, or third party interests in, the Acquired Assets, except Encumbrances pursuant to the Notes.

SECTION 2.07  Condition of Assets. The Acquired Assets are all of the assets required for or useful in the operation of Seller’s Business as it is presently conducted by Seller. No Acquired Assets have been disposed of other than sales or use in the ordinary course of business. All tangible assets included in the Acquired Assets are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the Business of Seller.

SECTION 2.08  Assumed Contracts. The contracts or other agreements constituting the Assumed Contracts were entered into in the ordinary course of business and are in full force and effect in accordance with their terms. Seller has provided to Buyer true and complete copies of all Assumed Contracts. Seller is not in default of any Assumed Contract and, to Seller’s Knowledge, each other party to any Assumed Contract is not in default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default. Subject to obtaining necessary consents or approvals, Seller has all requisite power and authority to assign to Buyer the rights of Seller under all Assumed Contracts. Section 2.08 of the Disclosure Letter lists all agreements pursuant to which the Company has granted any license or other right or interest to any third party with respect to the Acquired Assets or received a license or other right or interest in respect of the Acquired Assets. Except as disclosed on the Disclosure Letter there are no options, rights, licenses or interests of any kind relating to the Acquired Assets.

SECTION 2.09  Litigation. There are no Actions filed or commenced by or before any court, arbitrator or any governmental or administrative agency with respect to the Business or any of the Acquired Assets, and there are no orders, injunctions, awards, judgments or decrees outstanding against, affecting or relating to the Business or any of the Acquired Assets.

SECTION 2.10  No Violation; Consents. Seller is not subject to and is not a party to any mortgage, lien, lease, agreement, contract, instrument, Law, or any other restriction of any kind or character, which (i) materially and adversely affects the Business or financial condition of the Acquired Assets, or (ii) would prevent consummation of the transactions contemplated by this Agreement or would be violated or breached in any material respect by consummation of such transactions, or (iii) would prevent Seller from complying in any material respect with the terms, conditions and provisions of the Agreement, or (iv) would materially and adversely affect the ability of Buyer to operate the Business and Acquired Assets after the Closing on substantially the same basis as theretofore operated by Seller, or (v) except as expressly set forth in the Disclosure Letter, would require the consent of any third party to the transactions contemplated herein.

SECTION 2.11  Taxes. Seller has paid all taxes due or assessed and owed by it with respect to the Business and Acquired Assets being sold hereunder which are due and payable as of the date hereof or which will be due for all periods before the Closing Date, and will duly file all federal, state, local and other returns and pay any taxes which are required to be filed or paid and which are applicable to the period prior to the Closing. Seller shall bear and pay any and all sales, use, personal property, ad valorum and transfer Taxes arising out of the transfer of the Acquired Asset to Buyer hereunder. Buyer is not assuming any tax liabilities arising with respect to the Business and Acquired Assets for any period before the Closing Date.

SECTION 2.12  Financial Statements. The Financial Statements included in the Disclosure Materials and all other financial information provided to Buyer by Seller fairly and accurately represent in all material respects the financial condition and operation of the Business as of the dates stated therein in accordance with generally accepted accounting principles consistently applied. Other than as disclosed on Seller’s Financial Statements, Seller does not have any liabilities or obligations relating to the Business and Acquired Assets of any nature other than commercial liabilities and obligations incurred in the ordinary course of business and consistent with past practice and none of which has or will have a Material Adverse Effect on the Business or the Acquired Assets. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured. No portion of the Inventory is slow-moving, damaged, defective unusable, unsaleable or obsolete.

SECTION 2.13  SEC Reports. Seller has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as Seller was required by law to file such material) (the foregoing materials, together with the Seller’s Annual Report on Form 10-KSB for the year ended December 31, 2006, and the Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 and the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, and Seller’s definitive Proxy Statement, when filed with the SEC, being collectively referred to herein as the "SEC Reports" and, together with the documents filed as exhibits to Seller's Registration Statement on Form SB-2, as amended, the "Disclosure Materials") on a timely basis or has received a valid extension pursuant to Rule 12b-25 under the Exchange Act of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which Seller is a party or to which the properties or assets of Seller are subject as of the date of the applicable SEC Report have been filed as exhibits to the SEC Reports. The financial statements of Seller included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Seller and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Except as disclosed in the Disclosure Materials, since June 30, 2007, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to have or result in a material adverse effect on the assets, business, operations, financial condition, liquidity or prospects of Seller and its Subsidiaries taken as a whole or on the Business or the Acquired Assets ("Material Adverse Effect"), (b) Seller has not incurred any liabilities (contingent or otherwise) other than (x) liabilities incurred in the ordinary course of business consistent with past practice and (y) liabilities not required to be disclosed in filings made with the SEC, (c) Seller has not altered its method of accounting or the identity of its auditors and (d) Seller has not declared or made any payment or distribution of cash or other property to its stockholders or officers or directors (other than in compliance with existing Seller stock option plans) with respect to its capital stock, or purchased, redeemed (or made any agreements to purchase or redeem) any shares of its capital stock.

SECTION 2.14  Customer Deposits. The Disclosure letter contains a true, correct and complete list of all customer deposits and advance payments received by Seller or to be received by Seller before the Closing for products and services to be sold or rendered after the Closing.

SECTION 2.15  Insurance. Seller has maintained and will continue to maintain in force insurance coverage that it reasonably believes is adequate to protect the Business and Acquired Assets through the Closing Date. The Disclosure Letter set forth each policy of insurance applicable to the Business or the Acquired Assets.

SECTION 2.16  Licenses, Permits and Compliance with Law. Seller holds all governmental or regulatory licenses, certificates, permits, franchises, approvals, authorizations, exemptions, registrations and rights (“Permits”) that are necessary to operate the Business as presently operated, and before the Closing Seller will have taken all actions and obtained all consents that are required in order to transfer to Buyer at the Closing all such Permits. There are no violations of any zoning, building, fire or health code or any other statute, ordinance, rule or regulation applicable to the Business or all or any part of the Acquired Assets, and Seller has no Knowledge of any such claim or assertion by a Governmental Authority.

SECTION 2.17  Environmental Matters.

(a)  As used herein, “Environmental Law” means any federal, state or local statutes, laws, regulations, ordinances, guidelines and similar provisions whether or not having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations to a Governmental Authority and all applicable common law or other Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation or otherwise relating to emissions, discharges, releases or threatened releases of any Hazardous Material or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Material.

(b)  No underground storage tanks and no amount of any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present, as a result of the actions of Seller or any Affiliate of Seller, or, to Seller’s Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that Seller at any time owned, operated, occupied or leased. Except as disclosed in the Disclosure Letter, none of the following exists at any property or facility owned or operated by Seller and used in the Business: (a) underground storage tanks; (b) asbestos-containing material in any form or condition; (c) materials or equipment containing polychlorinated biphenyls; or (d) landfills, surface impoundments or other disposal areas.

(c)  (i) Seller has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing, and (ii) Seller has not disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Authority in effect before or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.

(d)  There are no environmental approvals, permits, licenses, clearances or consents material to and necessary for the conduct of the Business as such activities and businesses are currently being conducted by Seller.

(e)  No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Seller’s Knowledge, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Authority against Seller in a writing delivered to Seller concerning any Hazardous Material or any Hazardous Materials Activity. Seller is not aware of any fact or circumstance which reasonably could be expected to involve Seller or any of the Acquired Assets in any environmental litigation or impose upon Seller any environmental liability. To Seller’s Knowledge, no current or prior owner of any property leased, used, occupied or possessed by Seller has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens group, employee or otherwise, that alleges that such current or prior owner of any property leased, used, occupied or possessed by Seller and relating to the Business or Acquired Assets has not complied with, or is not in compliance with, any Environmental Law.

(f)  Seller has not received any notice, report or other information regarding any Liability, including any investigatory, remedial or corrective obligations, relating to the Business or relating to the facilities used in the Business which are owned or leased by Seller and arising under Environmental Laws.

(g)  Except as disclosed in the Disclosure Letter, with respect to the Business or at facilities used in the Business, Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including any hazardous substance, owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or could give rise to liabilities of Seller, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Law. To the Knowledge of Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental Laws, or give rise to any other liabilities pursuant to Environmental Laws, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(h)  To the Knowledge of Seller, neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third party.

(i)  With regard to the Business, Seller has not, either expressly or by operation of law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other person or entity relating to Environmental Law.

SECTION 2.18  Product Liability. Except as disclosed in the Disclosure Letter, there are no actions, suits, inquiries, proceedings or investigations by or before any Governmental Authority pending or, to the knowledge of Seller, threatened, against or involving Seller relating to any product alleged to have been sold by or through Seller and alleged to have been defective or improperly designed, manufactured or labeled.

SECTION 2.19  Product Warranty. Each product included in the Acquired Assets sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No product included in the Acquired Assets sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Disclosure Letter includes copies of the standard terms and conditions of sale by Seller (containing applicable guaranty, warranty, and indemnity provisions).

SECTION 2.20  Intellectual Property.

(a)  The Disclosure Letter contains a complete and accurate list of all Seller registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Seller registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Seller registered Intellectual Property.

(b)  Except as set forth in of the Disclosure Letter, no Seller Intellectual Property or Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of such Seller Intellectual Property or Products.

(c)  Except as set forth in of the Disclosure Letter, each item of Seller registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Seller registered Intellectual Property have been made and all necessary documents, records and certificates in connection with such Seller registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller registered Intellectual Property. There are no actions that must be taken by Seller within sixty (60) days of the Closing Date, including, without limitation, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property.

(d)  The Seller Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business, including, without limitation, the development, manufacture, use, import and sale of Products. Seller is the exclusive owner of all Intellectual Property used in connection with the operation or conduct of the Business, including, without limitation, the sale, distribution or provision of any Products, free and clear of all Encumbrances and has the right to use all such assets without payment to a third party.

(e)  Except as set forth in the Disclosure Letter, (i) no Products or any Intellectual Property incorporated into any Products were developed by or with the assistance of any third party. To the extent that any Intellectual Property has been developed or created independently or jointly by a third party for Seller or is incorporated into any of the Products, Seller has a written agreement with such third party with respect thereto and Seller thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent necessary to permit Seller’s use, licensing, disposition, distribution and ownership of the Products without limit or restriction in any manner.

(f)  Seller has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was Seller Intellectual Property, to any third party, or permitted Seller’s rights in such Seller Intellectual Property to lapse or enter the public domain.

(g)  The Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which Seller is a party: (i) with respect to Seller Intellectual Property licensed or transferred to any third party; or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller.

(h)  All contracts, licenses and agreements relating to either (i) Seller Intellectual Property or (ii) Intellectual Property of a third party licensed to Seller, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Seller Intellectual Property or in any way impair the right of Seller to use, sell, license or dispose of or to bring any action for the infringement of any Seller Intellectual Property or portion thereof. Seller is in compliance in all material respects with, and has not materially breached any term of any such contracts, licenses and agreements and, to the Knowledge of Seller, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, Buyer will be permitted to exercise all of Seller’s rights under such contracts, licenses and agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer of any contracts or agreements to which the Seller is a party, will result in (i) Buyer granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, Buyer, (ii) Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of Buyer’s business, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Seller prior to the Closing other than ongoing fees, royalties or payments Seller would otherwise be required to pay prior to the Closing.

(i)  The operation of the Business of Seller as such business currently is conducted or is reasonably contemplated to be conducted, including (i) Seller’s, development, manufacture, distribution, marketing or sale of the Products, and (ii) the Seller’s use of any product, ingredient, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any license or agreement between Seller and any third party.

(j)  Seller has not received notice from any third party that the operation of the Business of Seller or any act, product or service of Seller, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(k)  Neither the development, manufacture, marketing, license, sale nor use of any product, technology or service included in the Acquired Assets violates or will violate any license or agreement with any third party or infringes or will infringe any intellectual property of any third party. Except as set forth in the Disclosure Letter, there is no pending or, to the Knowledge of Seller threatened (either orally or in writing), claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Seller Intellectual Property nor, to the Knowledge of Seller, is there any valid basis for any such claim, nor has Seller received any notice asserting that any Seller Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other person, nor is there any basis for any such assertion.

(l)  To the Knowledge of Seller, no person has infringed or is infringing or misappropriating any Seller Intellectual Property.

SECTION 2.21  Assumed Contracts. All Assumed Contracts are in written form. Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default in respect of, any of the Assumed Contracts. Each Assumed contract is in full force and effect, unamended except as disclosed to Buyer, and there exists no material default or material event of default or event, occurrence, condition or act, with respect to Seller or to Seller’s knowledge with respect to the other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would become a material default or material event of default under an Assumed Contract. True, correct and complete copies of all Assumed Contracts have been delivered to Buyer.

SECTION 2.22  Absence of Certain Changes. Seller has conducted the Business only in the usual and ordinary course consistent with past practice and there has not been: (i) any damage, destruction, loss or other change in the condition of the Acquired Assets, except for normal wear and tear; (ii) any sale or transfer of any of the Acquired Assets other than in the ordinary course of business; and (iii) any liability incurred by Seller with regard to the Acquired Assets, contingent or otherwise, other than trade accounts, operating expenses, obligations under executory contracts incurred for fair consideration, or taxes accrued with respect to operations during such period, all incurred in the ordinary course of business.

SECTION 2.23  Preferences. The following statements will be, after giving effect to the transactions contemplated hereby, upon each distribution, if any, of any assets or property of Seller to the stockholders of Seller after the Closing, true and correct:

(a) The aggregate value of all assets and properties of Seller, at their respective then present fair saleable values, exceeds the amount of all the debts and Liabilities (including, without limitation, contingent, subordinated, unmatured and unliquidated liabilities) of Seller. In determining the present fair saleable value of Seller’s contingent liabilities (such as litigation, guarantees and pension plan liabilities), Seller has considered such liabilities that could possibly become actual or matured liabilities.

(b) Seller is not insolvent as such term is used in Section 548 of the Bankruptcy Code and any applicable fraudulent transfer or fraudulent conveyance laws, statutes, rules or regulations applicable to Seller.

(c) The Purchase Price received by Seller in connection with the transactions contemplated hereby constitutes reasonably equivalent consideration for the Purchased Assets.

SECTION 2.24  Brokers, Finders, Etc. Seller has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Disclosures. No representation or warranty by Seller in this Agreement, nor any statement, certificate, document, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, document, schedule, or exhibit delivered by or on behalf of Seller shall be deemed representations and warranties by Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NUTRACEA

Buyer represents and warrants to Seller, as of the date hereof, as follows:

SECTION 3.01  Organization, Authority, Execution, Delivery and Enforceability. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of California with its principal place of business in Arizona with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid, binding and enforceable obligation of Buyer, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Buyer is not subject to, or bound by, any provision of: (i) its bylaws and articles of incorporation or similar organizational documents, each as amended through the date of this Agreement, (ii) any mortgage, deed of trust, lease, note, shareholders’ agreement, bond, indenture, license, permit, trust, custodianship, or other instrument, agreement or restriction, or (iii) any judgment, order, writ, injunction or decree of any Governmental Authority that would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of any person required for, the execution, delivery and performance by Buyer of this Agreement and the obligations contained herein, including without limitation, the purchase of the Acquired Assets. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Buyer of the transaction contemplated by this Agreement.

SECTION 3.02  No Other Buyer Representations or Warranties. Except for the representations and warranties contained in this Article, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer. Buyer expressly make any representation or warranty concerning the tax consequences of the transaction contemplated by this Letter to Seller or its shareholders.

ARTICLE IV.

COVENANTS

SECTION 4.01  Publicity. Buyer and Seller shall consult with each other and agree before issuing any initial press release or otherwise making any initial public statement with respect to the Acquisition and this Agreement and shall not issue any such press release or make any such public statement prior to such agreement, except as may be required by applicable law, in which case reasonable efforts to consult with the other party hereto shall be made prior to such release or public statement. The parties shall coordinate the timing of the initial public announcement of the execution and delivery of this Agreement. After the initial announcement of the execution of this Agreement, the parties shall make such public announcements as they individually determine including any required by law or applicable stock exchange requirements, and shall attempt to cooperate and keep each informed concerning the content of any material public announcements concerning this Agreement and the Acquisition and, where reasonably practicable, permit the other party to review such public announcements prior to their distribution.

SECTION 4.02  Access to Information; Confidentiality. Seller shall afford the Buyer and its accountants, counsel and other representatives reasonable access during normal business hours to the Acquired Assets and the properties, books, records and personnel of Seller for inspection and copying, to obtain all information concerning the Business and the Acquired Assets, as Buyer may reasonably request, and to consult with management employees of Seller relating to the Business. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

SECTION 4.03  Further Assurances. Each of Seller and Buyer shall from time to time after the Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement including without limitation the registration or recordation of the transfer of the Intellectual Property into the name of Buyer. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Buyer’s request, also provide to Buyer electronic copies of such documents, information and other materials to the extent such copies are in Seller’s possession or can be obtained through commercially reasonable efforts.

SECTION 4.04  Proxy Statement; Other Filings.

(a)  As promptly as practicable after the execution of this Agreement, (i) Seller shall prepare and file with the SEC at its expense a proxy statement (the “Proxy Statement”) to be sent to the stockholders of Seller in connection with the meeting of the stockholders of Seller to consider the approval and adoption of this Agreement and the Acquisition (the “Seller Stockholders’ Meeting”), and shall also prepare and make with the SEC such other filings as may be required under applicable federal law. Buyer shall use all commercially reasonable efforts to cooperate in such preparation and filing and shall provide such information as Seller may reasonably request for inclusion in the Proxy Statement. Seller shall use all commercially reasonable efforts to respond to any comments of the SEC promptly and to resolve any unresolved comments, and to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. Seller shall notify Buyer promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other Governmental Authority for revisions to the Proxy Statement, and shall supply the other party or parties hereto with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other Governmental Authority, on the other hand, with respect to the Proxy Statement. All out of pocket expenses associated with the preparation of the Proxy Statement incurred by Seller, or by Buyer when acting pursuant to a request made by Seller, including without limitation, any costs associated with a fairness opinion, a proxy solicitation or other professional services provided to Seller, shall be borne solely by Seller. If any such expenses are borne by Buyer, Seller shall reimburse Buyer, in full on demand, as the case may be.

(b)  The Proxy Statement shall also include the recommendation of the Board of Directors of Seller in favor of adoption and approval of this Agreement and the Acquisition.

SECTION 4.05  Meetings of Stockholders. Seller shall take all action necessary in accordance with Nevada Law and its Certificate of Incorporation and Bylaws to convene the Seller Stockholders’ Meeting to be held as promptly as reasonably practicable, for the purpose of voting upon this Agreement and the Acquisition. Seller shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the Acquisition. The Board of Directors of Seller shall recommend that the stockholders of Seller vote in favor of the adoption and approval of this Agreement and the Acquisition at the Seller Stockholders’ Meeting. In addition, the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that the stockholders of Seller vote in favor of approval and adoption of this Agreement and the Acquisition.

SECTION 4.06  No Other Discussions. Buyer will devote substantial time and effort and incur substantial expenses conducting due diligence and preparing the Agreement and other documentation in connection with the Acquisition. Accordingly, to induce Buyer to commit its resources to this effort, from the Agreement Date until the Closing Date (or if earlier) termination of the Agreement (the “Exclusive Period”), Seller will not, directly or indirectly, through any representative or otherwise, and will not allow any officer or director of Seller or any other person on its behalf, to (i) solicit, initiate, or encourage submission of any Alternative Transaction, or (ii) engage in any discussions with or furnish any information with respect to the foregoing to any person or any entity, or furnish any non-public information to any person or entity that has made any proposal with respect to any such Alternative Transaction. In addition, Seller agrees to immediately cease and cause to be terminated any such contacts or negotiations with third parties. Seller shall immediately notify Buyer of all inquiries related to an Alternative Transaction, including information as to the identity of the party making the proposal and the specific terms of such proposal.

SECTION 4.07  Notice of Buyer of Any Seller Acquisition Proposal. During the Exclusive Period, as promptly as practicable and in any event within twenty-four (24) hours, Seller shall advise Buyer orally and in writing of any request received by Seller for non-public information which Seller reasonably believes could lead to a Seller Acquisition Proposal or of any Seller Acquisition Proposal, the material terms and conditions of such request or Seller Acquisition Proposal, and the identity of the person or group making any such request or Seller Acquisition Proposal. Seller shall keep Buyer informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request or Seller Acquisition Proposal.

SECTION 4.08  Superior Offer. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board of Directors of Seller, before the stockholders of Seller have approved this Agreement and the Acquisition, from withholding, withdrawing, amending or modifying its recommendation in favor of the adoption and approval of this Agreement and the Acquisition by the stockholders of Seller if (i) a Superior Offer is made to Seller and is not withdrawn, (ii) neither Seller nor any of its representatives shall have violated in any material respect the provisions of this Agreement, and (iii) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Seller comply with its fiduciary obligations to the stockholders of Seller under applicable Law.

SECTION 4.09  Legal Requirements. Each of Buyer and Seller shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Authority, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

SECTION 4.10  Third Party Consents. Seller shall cooperate with Buyer and shall use all commercially reasonable efforts to obtain the consents, waivers and approvals required under any of Seller’s agreements, contracts, licenses or leases included in the Acquired Assets. in connection with the consummation of the transactions contemplated by this Agreement and shall continue such cooperation until at least 90 days after the Closing Date.

SECTION 4.11  Covenants. Buyer and Seller will cooperate and use their good faith efforts to satisfy the conditions to closing described below and, upon satisfaction of such conditions, to consummate the transactions contemplated hereby.

SECTION 4.12  Seller Covenants. From the Agreement Date until the Closing, Seller will:

(a)  use its best efforts to protect the Acquired Assets, cooperate with Buyer concerning protection of intellectual property rights and customer relationships relating to the Acquired Assets and take such actions as Buyer may reasonably request relating to protection of such assets, and effect no transfer, sale, assignment, lease, license or Encumbrance of or on any of the Acquired Assets (other than product sales in the ordinary course of Seller’s business);

(b)  engage in no transactions materially inconsistent with its representations and warranties in this Agreement;

(c)  use its best efforts to obtain, before the Closing, the written consent of all third parties necessary for Seller to consummate the Acquisition and to transfer and assign the Acquired Assets to Buyer;

(d)  to obtain all consents, approvals, and authorizations that are required under any applicable law, rule or regulation;

(e)  notify Buyer promptly upon receipt of any communication or legal process which commences or threatens litigation against Seller, its business, or any of the Acquired Assets;

(f)  provide Buyer, whether before or after the Closing, with any further documents that Buyer reasonably requests relating to the Acquired Assets or the Business or to carry into effect the Acquisition;

(g)  pay any sales, use or other taxes as a result of the Acquisition;

(h)  upon the Closing, cease use of the intellectual property included in or relating to the Acquired Assets without Buyer's prior written consent; and

(i)  from the date hereof until the Closing, preserve and operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course or enter into any transaction or make any commitment involving an expense or capital expenditure by Seller relating to the Acquired Assets, in excess of $10,000, without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

SECTION 4.13  Buyer Covenants. Buyer agrees that from the Agreement Date until the Closing, subject to its rights described herein not to consummate the Agreement, it will:

(a)  use all reasonable efforts to conduct its business in such a manner so as to not be in material breach of the representations and warranties made to Seller herein;

(b)  notify Seller promptly upon receipt of any communication or legal process which commences or threatens litigation relating to the Acquired Assets or the transactions contemplated hereby; and

(c) retain those employees who are identified in Section 4.13 of the Disclosure Letter on the terms set forth therein, for up to the periods of time set forth therein.

SECTION 4.14  Assignment of Contracts. Seller has set forth in the Disclosure Letter all third party consents that are required in order to transfer and assign any of the Assumed Contracts or any other Acquired Asset. To the extent the assignment of any contract, commitment, or other asset to be assigned to Buyer pursuant to the provisions hereof shall require the consent of any other person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach thereof or give rise to any right of acceleration or termination. Seller shall use best efforts to procure consents to any such assignment prior to Closing. If any such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed by Buyer to provide Buyer the benefit of any such contract, agreement, commitment, or other asset, including enforcement of any and all rights of Seller against the other party thereto arising out of breach or cancellation thereof by such party or otherwise.

SECTION 4.15  Business and Goodwill Preservation. Except as otherwise requested by Buyer, and without making any commitments on Buyer’s behalf, Seller shall use its best efforts in the normal course of business to preserve for Buyer the goodwill of the customers of Seller and others having business relations with it. Seller will conduct its business in the normal, usual manner, and will use its best efforts to preserve the Acquired Assets intact. Seller will, at all times from the date hereof until Closing, maintain and keep its property in good repair, working order, and condition; maintain proper business and accounting records; and maintain existing insurance on its properties. Seller and Shareholders shall notify Buyer of any event or transaction of which they become aware prior to Closing that could materially Buyer, Seller or the Acquired Assets in an adverse manner. In addition, Seller shall provide Buyer with a copy of its monthly financial statements covering the Business and Acquired Assets promptly after the close of each month prior to Closing. Seller and Buyer also agree to use commercially reasonable good faith efforts to develop mutually agreeable marketing arrangements to support and enhance product development and sales.

ARTICLE V.

CLOSING CONDITIONS

SECTION 5.01  Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each party to this Agreement to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of the following conditions:

(a)  Stockholder Approval. This Agreement and the Acquisition shall have been approved by the requisite vote under applicable law by the stockholders of Seller.

(b)  Proxy Statement. No proceeding relating to the Proxy Statement or the transactions contemplated by this Agreement shall have been initiated or threatened in writing by the SEC.

(c)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

(d)  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.

SECTION 5.02  Additional Conditions to Obligations of Seller. The obligation of Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing, of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)  Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b)  Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or before to the Closing Date.

(c)  Certificate of Buyer. Seller shall have received a certificate executed by a duly authorized officer of Buyer to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.02(a) and (b) have been satisfied.

(d)  Delivery of Purchase Price. Buyer shall have delivered the Closing Payment and the VL Securities for cancellation.

SECTION 5.03  Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction or fulfillment, at or before the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)  Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement, with the same force and effect as if made on and as of the Closing Date.

(b)  Agreements and Covenants. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller on or before to the Closing Date.

(c)  Certificate of Seller. Buyer shall have received a certificate executed by a duly authorized officer of Seller to the effect that, as of the Closing Date, each of the conditions specified in Sections 5.03(a) and (b) have been satisfied.

(d)  Collateral Agreements. Seller shall have executed and delivered the Collateral Agreements, including without limitation, the following documents requested by Buyer, in each case in customary form and substance reasonably satisfactory to Buyer: (i) a bill of sale, in customary form and substance reasonably satisfactory to Buyer; (ii) instruments of assignment and assumption; (iii) instruments of assignment of patents; (iv) instruments of assignment of copyrights; (v) instruments of assignments of trademarks; and (vi) such other instruments, certificates and agreements as Buyer may reasonably request in order to effectively transfer to Buyer all of the Acquired Assets.

(e)  Material Adverse Effect. No Material Adverse Effect relating to the Business or relating to the Acquired Assets shall have occurred and be continuing.

(f)  Proceedings Satisfactory. On the Closing Date, all actions, proceedings, instruments and documents required by Seller to effect the Acquisition and all other related matters shall have been completed to the reasonable satisfaction of Buyer.

(g)  Noncompetition Agreement. If requested by Buyer, Seller and Stuart A. Benson shall have entered into a customary Noncompetition Agreement in such form and substance as is reasonably satisfactory to Buyer.

ARTICLE VI.

TERMINATION, AMENDMENT AND WAIVER, TERMINATION FEE

SECTION 6.01  Termination. This Agreement may be terminated at any time before the Closing Date, whether before or after adoption and approval of this Agreement and approval of the Agreement by the stockholders of Seller:

(a)  by mutual written consent duly authorized by the Boards of Directors of Buyer and Seller;

(b)  by either Seller or Buyer if the Acquisition shall not have been consummated by (i) if the SEC does not review the preliminary Proxy Statement, January 31, 2008, and (ii) if the SEC does review the preliminary Proxy Statement, March 31, 2008, provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c)  by either Seller or Buyer if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree or ruling is final and nonappealable;

(d)  by either Seller or Buyer if the required approvals of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 6.01(d) shall not be available to Seller where the failure to obtain approval of Seller’s stockholders shall have been caused by the action or failure to act of Seller and such action or failure to act constitutes a material breach of this Agreement;

(e)  by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.02(a) or 5.02(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the representations and warranties of Buyer or breach by Buyer is curable by Buyer through the exercise of its commercially reasonable best efforts, then Seller may not terminate this Agreement pursuant to this Section 6.01(e) for thirty (30) calendar days after delivery of written notice from Seller to Buyer of such breach, provided that Buyer continues to exercise its best efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 6.01(e) if such breach by Buyer is cured during such thirty (30) calendar day period);

(f)  by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.03(a) or 5.03(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Seller’s representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable best efforts, then Buyer may not terminate this Agreement pursuant to this Section 6.01(f) for thirty (30) days after delivery of written notice from Buyer to Seller of such breach, provided Seller continues to exercise its best efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 6.01(f) if such breach by Seller is cured during such thirty (30) calendar day period);

(g)  by Buyer if a Buyer Triggering Event shall have occurred.

SECTION 6.02  Fees and Expenses; Termination Payment.

(a)  General. Except as set forth in this Section 6.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Acquisition is consummated.

(b)  Termination Payment. If this Agreement is terminated, this Agreement (other than as set forth below in this Section 6.02(b) and in Article VIII) shall become void and of no effect with no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisers or other representatives); provided however except as otherwise provided herein, no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement and for the following payments:

(i)
Notwithstanding any limitation on payments due from Seller to Buyer contained in this Agreement, Seller hereby agrees to and shall, pay to Buyer or its order in the circumstances set forth in Section 6.02(b)(ii) below a termination fee, which will be fully earned, of $250,000 (“Termination Fee”), payable by wire transfer of same day funds.

(ii)
The Termination Fee shall be paid by Seller to Buyer or its order no later than two (2) business days after the first to occur of (x) a Seller Acquisition Transaction and (y) the occurrence of a Buyer Triggering Event.

(iii)	All other amounts payable under clause (i) of this paragraph shall be paid by Seller to Buyer or its order within two (2) business days after demand.

ARTICLE VII.

SURVIVAL

SECTION 7.01  Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of Buyer and Seller shall expire upon the Closing and shall be of no further force or effect.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, three (3) business after deposit in the mails if sent if mailed by registered or certified mail (return receipt requested), or one (1) business day after deposit with a reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Seller, to:

Vital Living, Inc.
1289 Clint Moore Rd.
Boca Raton, FL 33487
Attention: Chief Executive Officer
Telephone: (602) 952-9909
Facsimile: (602) 952-6907

with a copy to:

Greenberg Traurig
2375 East Camelback Road, Suite 700
Phoenix, AZ 85016
Telephone: (602) 445-8000
Facsimile: (602) 445-8100
Attention: Robert S. Kant, Esq.

if to Buyer:

NutraCea
5090 N. 40th Street, Suite 400
Phoenix, AZ 85018
Telephone: (602) 522-3000
Facsimile: (602) 522-3001

with a copy to:

Weintraub Genshlea Chediak
400 Capitol Mall, 11th Floor,
Sacramento, CA 95814
Telephone: (916) 558-6000
Facsimile: (916) 446-1611
Attention: Christopher V. Chediak, Esq.

SECTION 8.02  Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.03  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

SECTION 8.04  Entire Agreement. This Agreement along with the Exhibits contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 8.05  Fees and Expenses. Unless otherwise specifically provided herein regardless of whether or not the transactions contemplated by this Agreement are consummated, each party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement.

SECTION 8.06  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, exclusive of its choice-of-law rules. In any action between the parties arising out of or relating to this Agreement, any Collateral Agreement or any of the transactions contemplated hereby or thereby: (a) each of the parties consents to the non-exclusive jurisdiction and venue of Arizona state courts and the United States District Court for the judicial district in which Phoenix, Arizona is located; (b) if any such action is commenced in any state court, then, subject to applicable law and rules of civil procedure, no party shall object to the removal of such action to any federal court located in the relevant Federal District; (c) each party irrevocably waives the right to trial by jury.

SECTION 8.07  Dispute Resolution. The parties agree that the exclusive means for resolving any dispute arising out of or relating to this Letter shall be binding arbitration to be held in Phoenix, Arizona, pursuant to the Commercial Arbitration Rules of the American Arbitration Association. If the parties cannot agree on a single arbitrator, then each party shall select one arbitrator, and the two arbitrators so selected shall appoint the third arbitrator. The parties shall each pay one-half of the costs of the arbitrators. The arbitration shall be resolved as soon as reasonably possible.

SECTION 8.08  Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their successors and permitted assigns (for the avoidance of doubt Buyer shall be free to assign this agreement to any of its Affiliates without the need for consent but this Agreement shall not be assigned by Seller without Buyer’s prior written consent), and notwithstanding any provision of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons who is not a party to this Agreement any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.09  Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 8.10  No Waiver. No failure or delay by either party to exercise or enforce any rights conferred on it by this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times.

SECTION 8.11 Bulk Transfer Laws. Seller shall indemnify and hold Buyer harmless from and against any and all Losses incurred by Buyer in respect of Seller’s compliance or noncompliance with any bulk transfer or similar laws applicable to the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

NUTRACEA, INC.

By:	/s/ Bradley Edson
Name: Bradley Edson Title: CEO

VITAL LIVING, INC.

By:	/s/ Stuart Benson
Name: Stuart Benson Title: President and Chief Executive Officer

SUBSIDIARY

Subsidiary Name:	Doctors for Nutrition, Inc.

By:	/s/ Stuart Benson
Name: Stuart Benson Title: President and Chief Executive Officer

EXHIBIT A

DEFINITIONS

“Action” or “Actions” means any claim, suit, proceeding, arbitration, inquiry or investigation pending or brought by any Governmental Authority.

“Acquired Assets” means all of the assets owned or licensed by Seller (including subsidiaries) that are useful or that may be used in conducting the Business, including without limitation:

(i)  Equipment. Such items of tangible operating assets relating to the Business or the other Acquired Assets, including equipment, fixtures, furniture, equipment, computers, software, tools, supplier, vehicles and leasehold improvements, machinery, tools, computer hardware and software, computer programming, vehicles, furniture, fixtures and similar tangible personal property employed by Seller in the conduct of the Business as the same may exist at the Closing, as are described in the Schedule of Acquired Assets separately delivered by Seller to Buyer before the Agreement Date (the “Asset Schedule”), and any other assets of like character used in the operation of the Business added or substituted prior to the Closing with Buyer’s written consent (all of such property being hereinafter sometimes referred to as the "Equipment");

(ii)  Inventory. Such items, if any, of merchandise, supplies, raw materials, work in process, packaging, finished goods and other inventories of the Business as of the close of business immediately before the Closing Date, as are set forth on the Asset Schedule (all of such properties being hereinafter sometimes referred to as the "Inventory");

(iii)  Assumed Contracts. Any Contracts (whether or not in writing) of Seller or by which Seller or any of the Acquired Assets are bound, that are related to, or are necessary to or useful in the operation of the Business, including without limitation distribution or similar agreements relating to any of the Products, and non-disclosure, confidentiality and inventions assignment agreements or contracts (or portions of agreements that contain such provisions) with all former and current employees and consultants of Seller, to the extent related to the Acquired Assets, all as set forth on the Asset Schedule (collectively “Assumed Contracts”), any claims, rights and causes of action of Seller against third parties related to the Business, and all rights and interest of Seller in, to and under the Assumed Contracts;

(iv)  Permits. All easements, franchises, permits, licenses, consents, marketing approvals, authorizations, and certificates of all regulatory, administrative, and other governmental agencies and bodies issued to or held by Seller and which relate to the operation of the Business or products sold as part of the Business, including without limitation those listed on the Asset Schedule (“Permits”); provided, that any Permits that are not transferable shall be so identified on the Asset Schedule and shall not be included in the Assets transferred to Buyer;

(v)  Goodwill. The goodwill associated with the Business and books, records, general files, papers, documents and information of the Business or relating to the Business, including without limitation all customer lists, customer information, supplier and distributor information, and data used in connection with the Business; the exclusive right of Buyer to represent itself as carrying on the Business previously conducted by Seller, and all rights in and title to the trade names of the Business (and any related web sites) (including without limitation and ) and any and all trade or service marks, patents, copyrights and other Intellectual Property, regardless of whether protected with formal patents, trademarks or the like, customer and supplier lists, telephone numbers, plans (including engineering plans and drawings), processes, technical know-how, research and development data and the like used in the Business, manuals, documents, all computer hardware and software relating to the Business, including systems supporting documentation and program code, all books and records of every kind or nature whatsoever regarding the Business, and all other assets, rights and properties, operations and business of Seller, of every kind, nature, character, description, tangible and intangible, real, personal and mixed, that are owned by Seller and used in the Business;

(vi)  Products, Intellectual Property. All proprietary and intellectual property rights of Seller embodied in or associated with the products listed on the Asset Schedule (the “Products”) or the Business and including all right, title and interest and to any and all additional formulations, including without limitation:

A) All intellectual property of Seller used in the Business, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein; and all intellectual property rights embodied or disclosed in all inventions, patents, patent applications and rights to file patent applications owned or controlled, directly or indirectly, by Seller relating to the Business, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement of any such rights including (i) the patents and patent applications listed on the Asset Schedule, (ii) any patent application(s) filed as a continuation, division, or continuation-in-part of the patent application(s) described in clause (i), patents issuing therefrom and reissues, reexaminations and extensions of such patents, (iii) any patent application(s) filed in respect of the inventions that are the subject of the invention disclosures described in clause (C) and (iv) any foreign counterpart to the patent(s) and patent application(s) described in clauses (i)-(iii) (including divisions, continuations, confirmations, additions, renewals or continuations-in-part of such patent applications), patents issuing therefrom and extensions thereof) (collectively, the “Patents”); and all Internet domain names, Internet and World Wide Web URLs or addresses, and related rights, related to the Acquired Assets or otherwise used in the Business;

B) all know-how, information, techniques, methodologies, modifications, improvements, works of authorship, procedures, processes, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws) that: (i) are conceived, discovered, developed, created or reduced to practice or tangible medium of expression by Seller or any of Seller’s employees or consultants or are developed or acquired (by ownership or by license) for use in the Business at any time prior to the Closing Date and (ii) relate to or are used or useful in the design, formulation, development, delivery, manufacture, testing or use of any of the Products or relating to the Business, together with all ancillary rights thereto, including the right to sue for damages by reason of past infringement or misappropriation of any such rights (collectively, the “Information”);

C) all notebooks, records and other media embodying the Information, including, without limitation, those relating to each Product, any and all additional formulations for each Product, therapeutic and medicinal uses for each Product and all regulatory files (including correspondence with regulatory authorities) for each Product, assays, test methods, batch records, analytical methods any master files and studies in relation thereto for each Product, all prior versions of the Information and all other data, information and know-how, that has been developed by or for Seller and is necessary or useful to manufacture Products;

(vii)  Copyrights. All copyrights relating to the Products or the Business (including without limitation relating to the book The 7 Habits of Healthy Living);

(viii)  Trademarks. The GreensFIRST, Red Alert, Red Fiber Plus, Herbal Cleanse, Alka Fizz, Dream Protein, Complete Essentials, ReliefFIRST, ReliefFIRST Cream, Healthy Living Kit, Meal Replacement Kit, Wellness Watchers International, Healthy Living Program, Doctors For Living, and any other mark relating to any product or service that Buyer may designate and that is included in the Business, and all trademark and service mark registrations for such marks, together with the goodwill of the business associated with such marks and all other rights appurtenant to such marks including, without limitation the registrations and applications listed on the Asset Schedule (collectively, the “Trademarks”);

(ix)  Marketing Authorizations. all authorizations, registrations, filings, permits, licenses, franchises, orders, approvals, concessions, consents and other regulatory approvals issued by any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority, including, without limitation, the U.S. Food and Drug Administration, to Seller or otherwise controlled by Seller (or any Affiliates) as required for (a) the importation, marketing, promotion, pricing and sale of products relating to the Business or (b) a purchaser of such products relating to the Business to seek reimbursement from private or public health insurance organizations, as well as all related regulatory filings (including all related correspondence)(collectively, the “Marketing Authorizations”);

(x)  Data Relating to Product Testing. all data, information, publications and other materials of Seller embodying or relating to the clinical and non-clinical (including but not limited to in vitro and animal) testing of products relating to the Business performed by or on behalf of Seller and field experience with products relating to the Business that is necessary or useful for making regulatory filings for, or marketing of, such products;

(xi)  Causes of Action. all of Seller’s right, title and interest to claims and causes of action relating to the Acquired Assets;

(xii)  Other Assets. All other assets of Seller employed in the conduct of the Business, whether real, personal, tangible, intangible or mixed and whether or not reflected in the Financial Statements or in the books or records of Seller, as may be set forth on the Asset Schedule, including all books, records and files (including, to the extent permitted by law or if authorized by the effected employees, all personnel files), rights under executory contracts and purchase and sale orders to be assumed by Buyer hereunder (including all written contracts, orders and arrangements between Seller and third parties existing at the Closing Date for the supply of goods and services for use in the Business), any prepaid expenses to the extent properly assignable to Buyer and relating to periods subsequent to the Closing Date, permits and licenses to the extent transferable under law and all agreements for the lease of equipment, vehicles and office furniture listed in the Asset Schedule.

(xiii)  Other Mutually Agreed-Upon Assets. Such other assets or categories of assets as Buyer and Seller shall mutually agree in writing.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Alternative Transaction” means proposals or offers from any corporation, partnership, persons or group relating to any Seller Acquisition Proposal or any acquisition, purchase or option to purchase any of the business, any portion of the assets, or debt or equity securities of Seller, or any merger, consolidation, recapitalization or other business combination of any kind involving Seller, or any other transaction that is incompatible with the Acquisition.

“Assumed Liabilities” means those Liabilities of Seller that Buyer expressly agrees to assume as part of the Acquisition, including (i) direct obligations arising after the Closing Date (and not related to actions or omissions of Seller before the Closing Date) pursuant to the Assumed Contracts, and (ii), such other Liabilities as Buyer may set forth on Schedule 1.01(b) hereto.

“Business” means the business of Seller (including both Vital Living, Inc. and the Subsidiaries) concerning the development, marketing distribution and sale of food and nutritional products and nutritional supplements and nutraceuticals products.

“Buyer Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Seller shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of this Agreement and the Acquisition; (ii) Seller shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of Seller in favor of the adoption and approval of this Agreement and the Acquisition; (iii) the Board of Directors of Seller shall have approved or recommended any Seller Acquisition Proposal; (iv) Seller shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Seller Acquisition Proposal; (v) a tender or exchange offer relating to securities of Seller shall have been commenced by a person unaffiliated with Buyer, and Seller shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement that Seller recommends rejection of such tender or exchange offer; or (vi) Seller shall have breached in any material respect the terms of Section 4.07 hereof, or (vii) the stockholders of Seller shall have failed to approve the Agreement.

“Code”  means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, leases, licenses, commitments, sales and purchase orders, and other arrangements or instruments relating to the Business or any other Acquired Asset, whether written or oral.

“Encumbrance” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, easement, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean all assets of Seller other than the Acquired Assets, including any (i) cash and accounts receivable of Seller relating to the Business, (ii) qualifications to transact business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (iii) all directors’ and officers’ insurance policies, and refunds paid or payable in connection with the cancellation or discontinuance of any such insurance policies, (iv) cash and cash equivalents of Seller, (v) raw materials unless specifically listed in the Asset Schedule, and (vi) any other asset relating to the Business that Buyer designates as Excluded Assets before the Closing Date. Excluded Assets also includes all leases of real property, if there are any such leases, to which Seller is a party or is otherwise bound, unless Buyer expressly includes such leases in the Acquired Assets.

“Governmental Authority” means any national, state, or local, legislature, governmental agency, governmental body, administrative agency, court or commission or other governmental authority or instrumentality.

"Governmental Liabilities" shall include all claims, demands, losses, fees, fines, penalties, taxes, interest and other Liabilities owed to any Governmental Authority.

“Indemnifiable Event” means (A) any breach of a covenant or inaccuracy or untruth of a representation or warranty of Seller in this Agreement, (B) taxes, assessments or other governmental charges arising from Seller's business through the Closing Date, (C) any claim alleging liability against Seller or Buyer for any act or omission of Seller or its directors, officers or employees or circumstance relating to Seller's business arising before the Closing Date or the transactions contemplated by the Agreement, (D)  any claim of infringement or violation of the intellectual property rights of a third party or failure of Seller to be the owner of the Acquired Assets without any liens or other Encumbrances or otherwise to have good title to the Acquired Assets, (E) any claim or cause of action alleging liability related to any past agreement with any of Seller's employees or independent contractors or, any agreement between Seller and any third party relating to the Acquired Assets, (F) any claim or cause of action by or on behalf of a creditor of Seller asserting liability against Buyer, as purchaser of the Acquired Assets, or seeking to impose any lien or any other Encumbrance upon any of the Acquired Assets, for obligations of Seller, (G) any noncompliance with any applicable bulk sales or similar laws, (H) any expenses in excess of $5,000 that are incurred by Buyer to obtain consents of third parties to assignment or transfer of the Acquired Assets, (I) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement, or (J) any Retained Liability.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, relating to the Business or any Acquired Asset: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all Internet domain names, Internet and World Wide Web URLs or addresses, associated with the Business, the Products or other Acquired Assets; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Knowledge” means (i) with respect to Seller, the actual knowledge of any officer of Seller after due inquiry, and (ii) with respect to Buyer, the actual knowledge of any officer of Buyer after due inquiry.

“Law” or “Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement of law.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations of any type or nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, including, without limitation, those arising under any Law, Action or governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

"Loss" shall mean any liability, injury, damage, expense, cost, fine or penalty resulting from any action, proceeding, demand, assessment, judgment or award (including without limitation costs of investigation, prosecution, defense or settlement), including attorneys fees, costs and expenses related thereto.

“Material Adverse Effect” when used with reference to an entity, the Acquired Assets or the Business means (i) any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity, assets or business and its Subsidiaries, taken as a whole, (ii) the commencement of any voluntary insolvency proceedings involving Seller, or any involuntary insolvency proceeding filed against Seller that is not discharged, dismissed or terminated within sixty (60) days after commencement, (iii) the commencement or initiation of any plan of arrangement with, assignment for the benefit of, or similar agreement with Seller’s creditors whether or not involving any judicial proceedings, or (iv) circumstance, change or event that materially impairs Buyer’s ability to utilize the Acquired Assets in substantially the same manner as Seller before the date of this Agreement (excluding any effect on Buyer’s ability to do so by virtue of facts and circumstances unique to Buyer); provided, however, that in no event shall (i) a decrease in such entity’s stock price by itself constitute a Material Adverse Effect, or (ii) any change, event, violation, inaccuracy, circumstance or effect that results from (A) the public announcement or pendency of the Acquisition and the other transactions contemplated hereby, (B) changes generally affecting the industry in which such entity currently operates or conducts business, or (C) changes generally affecting the United States economy, constitute a Material Adverse Effect.

“Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Authority).

“Retained Liabilities” means the following Liabilities of Seller: (a) all Liabilities for any actions or omissions by Seller or any of Seller’s directors, officers or employees, either before or after the Closing Date; (b) all Liabilities relating to any Assumed Contract or any other agreement to which Seller is a party relating to periods before the Closing Date; (c) all Liabilities which are unrelated to the Acquired Assets or the Business to be acquired by Buyer pursuant hereto, including, without limitation, all Liabilities to shareholders of Seller; (d) any trade payable, debt to, or loan or line of credit from, any Person; (e) except as may be separately agreed to in writing by Buyer and Seller, any accrued and unpaid salaries and wages, vacation pay, sick pay, and/or paid time off of any employee, officer, partner, and/or director of Seller, and/or any employee benefit plan accruals of any kind; (f) any Governmental Liability; (g) except as may be separately agreed to in writing by Buyer and Seller, any of Seller's employee plans and agreements and/or any Liability of any kind related thereto; (h) all Liabilities of Seller under this Agreement or any other certificate, instrument or other agreement entered into in connection with the transactions contemplated hereby; (i) all Liabilities of Seller or any successor thereto for any breach of this Agreement by Seller, or any representation or warranty of Seller contained herein; (j) any liability for any and all Taxes relating to the periods before the Closing Date; (k) any liability under any currently pending or past Proceedings; (l) any Liability for personal injury or property damage that relates to the Business occurring on or prior to the Closing Date; (m) any Liability under products liability, strict liability, or express or implied warranty claims relating to services or products sold by Seller; (n) any risk of loss to any of the Acquired Assets on or before the Closing Date; (o) any Liability of Seller for any expenses relating to this Agreement or the transactions contemplated hereby; (p) except as may be separately agreed to in writing by Buyer and Seller, any Liability, responsibility or obligations to any employee of Seller, including without limitation, in connection with employment agreements or employment arrangements, compensation or compensation plans, benefit plans, options or equity plans, severance or termination pay, insurance or other employment related costs relating to Seller or its employees; or (q) any other Liability of Seller arising out of the conduct of Seller's business or the Acquired Assets before the Closing Date.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Subsidiaries” means any corporation, limited liability company, general or limited partnership, joint venture, business trust, unincorporated association or other business enterprise or entity controlled by Seller, directly or indirectly through one or more intermediaries, including without limitation Doctors For Nutrition, Inc.; MAF Bionutritionals, LLC; Nature’s System, Inc.; E-Nutraceuticals, Inc; N-Fat, Inc.; and Wellness Watchers Systems LLC.

“Seller Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Buyer) relating to any Seller Acquisition Transaction.

“Seller Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (A) any acquisition or purchase from Seller or any of its affiliates by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of ten percent (10%) or more in interest of the total outstanding voting securities of Seller, or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) beneficially owning ten percent (10%) or more in interest of the total outstanding voting securities of Seller, or any merger, consolidation, business combination or similar transaction of Seller or any of Seller’s affiliates with or into another entity pursuant to which the stockholders of Seller immediately preceding such transaction hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of five percent (5%) or more of the Acquired Assets.

“Superior Offer ” shall mean an unsolicited, bona fide written offer made by an unrelated third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, or similar transaction involving Seller, pursuant to which the stockholders of Seller immediately preceding such transaction hold less than fifty percent (50%) of the equity interest in the surviving, resulting or acquiring entity of such transaction; (ii) a sale or other disposition by Seller of all or substantially all of the Acquired Assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Seller), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Seller, in each of the above cases on terms that the Board of Directors of Seller determines, in its reasonable judgment after written advice from its financial advisors, to be more favorable to the Seller stockholders from a financial point of view than the terms of the transactions contemplated by this Agreement; provided, however, that any such offer shall not be deemed to be a “Superior Offer ” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of the Board of Directors of Seller to be obtained by such third party on a timely basis.

“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Third Party” means a Person who or which is neither a party nor an Affiliate of a party.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

(b)  The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Assets	1.01(a)
Acquisition	1.01
Agreement	Preamble
Agreement Date	Preamble
Asset Schedule	1.01(a)
Assumed Contracts	1.02(a)
Buyer	Preamble
Buyer Triggering Event	6.01(h)
Closing	1.02(a)
Closing Date Closing Payment	1.02(a) 1.2(c)
Collateral Agreements	1.02(b)
Confidentiality Agreement	4.06
Excluded Assets	1.01(b)
Information	1.01(a)
Losses	7.02(a)
Notes	1.02(b)
Proxy Statement	4.04(a)
Purchase Price	1.03(d)
Seller	Preamble
Seller Acquisition Proposal	4.07(b)
Seller Acquisition Transaction	4.07(b)
Seller Stockholders’ Meeting	4.04(a)
Seller Triggering Event	6.01(g)
Senior Securities	1.02(b)

(c)  In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(d)  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

APPENDIX B

OPINION OF ATLAS CAPITAL SERVICES, LLC

October 31, 2007

Board of Directors
Vital Living, Inc.
1289 Clint Moore Road
Boca Raton, FL 33487

Gentlemen:

You have requested we render our opinion as to the fairness, from a financial point of view, to the shareholders of Vital Living, Inc. (the “Company” or “Vital Living”) of the consideration (as defined below) to be received by such holders pursuant to the Asset Purchase Agreement (the “Agreement”, the “Transaction”), dated as of September 28, 2007, between NutraCea, and Vital Living. The Agreement provides that Vital Living will sell, convey, assign, transfer and deliver to NutraCea substantially all of the assets and assume certain of the liabilities of the Company for $5,726,000. The terms and conditions of the above-described transaction are more fully detailed in the Agreement.

Atlas Capital Services, LLC (“Atlas”) is a full service investment bank which provides merger and acquisition advisory services. In this capacity we are engaged in the valuation of businesses and their securities. We are familiar with the Company having provided certain investment banking services and having acted as its financial advisor in connection with the Transaction. We have received a fee from Vital Living for rendering this opinion and Vital Living has agreed to indemnify us in connection with potential liabilities that may arise from rendering this opinion.

In connection with our opinion, we have, among other things:

i)	reviewed the terms of the Agreement dated September 28, 2007, furnished to us by Vital Living;

ii)	reviewed Annual Reports to stockholders and Annual Reports on 10-K of the Company and certain interim reports to stockholders and Quarterly Reports on 10-Q for the Company;

iii)	examined certain internal financial and operating information concerning Vital Living, prepared and furnished to us by Vital Living management;

iv)
analyzed the schedule of transferred assets and the revenue and cash flows generated by such assets, as well as the projected revenue and cash flows, which was prepared and provided to us by Vital Living management;

v)
held discussions with certain members of the management of Vital Living concerning among other things, the information provided to us, the current business operations, financial condition and future prospects of the combined company;

v)	discussed with Vital Living management its assessment of the strategic rationale and the potential benefits for the Transaction;

vii)	compared certain aspects of the financial performance of Vital Living to comparable public companies; and

viii)	performed other analyses as we deemed appropriate for the purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial, accounting and other information that was publicly available or furnished to us by Vital Living, or their respective affiliates. We have assumed that there has been no significant change in the assets, financial condition or prospects of the Company since the date of the most recent financial statements made available to us. We have assumed that the financial projections provided by Vital Living management were prepared in a reasonable manner and reflect the best available estimates and good faith judgments as to the future performance of the Company. In addition, we have not made nor obtained an independent evaluation or appraisal of the assets and liabilities, including pending litigations, of the Company or any of its subsidiaries. Moreover, we have not made a physical inspection of any of the properties or assets of the Company. We are not experts in regulatory matters and our analysis did not include the governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction.

Our opinion is based upon the analyses of the foregoing factors and other matters we deemed relevant such as the general economic, financial and market conditions as they exist today and any change in such conditions would necessitate a reevaluation of this opinion. The opinion expressed herein is solely for the benefit and use of the Board of Directors of Vital Living in connection with its consideration of the Transaction and such opinion should not be construed as a recommendation as to how any holder of Vital Living common stock should vote with respect to the Agreement. This opinion addresses the fairness of the Transaction from a financial perspective but does not address the relative merits of the Transaction or any alternatives to the Transaction.

Based upon and subject to the foregoing and subject to the limitations and assumptions set forth above, we are of the opinion that, as of the date hereof, the Transaction is fair, from a financial point of view to the holders of Vital Living common stock.

Sincerely,

/s/ Atlas Capital Services LLC

ATLAS CAPITAL SERVICES LLC

Analysis
Set forth below is a summary of the material financial analyses performed by Atlas in connection with rendering the opinion that the Transaction described above was fair to the stockholders of Vital Living, from a financial perspective. The following summary should not be considered a complete description of all of the analyses performed by Atlas. Atlas did not explicitly assign any relative weights to the various factors of analyses considered nor does the order of analyses described represent the relative importance or weight given to those analyses by Atlas.

Equity Valuation

In order to determine whether the Transaction was fair, from a financial point of view, we first determined the value shareholders of Vital Living would receive in the form of Vital Living stock under a pure Equity Valuation scenario:

Period	Share Price	Mrkt. Cap
Latest Close	$0.0030	$543,040.00
30 Day Average	$0.0038	$625,318.79
365 Day Average	$0.0064	$1,053,167.48

If the shares of Vital Living were to remain at current levels, the current equity valuation of the Company is at approximately $1,543,040.00, including one million of preferred shares with a one dollar par value. Further, if the stock were to appreciate to the 365-day average, the equity valuation will have valued Vital Living at $2,053,167.48.

Public Company Comparables Analysis

Atlas analyzed, among other things, certain ratios of market capitalization, adjusted for cash and debt, to select historical and forecasted operating results in order to derive valuation multiples appropriate for the Company. The following publicly traded companies were deemed comparable to Vital Living:

•	GeoPharma Inc.
•	Natural Alternatives International Inc.
•	Nutraceutical International Corp.
•	Natrol, Inc.
•	Reliv International, Inc.

For this analysis, Atlas examined publicly available information from SEC filings as well as readily available and retrievable financial information available through one of several financial databases. With respect to available financial data, Atlas calculated:

•
Enterprise value, which is a measure of a company's value and is often used as an alternative to market capitalization. Enterprise Value is calculated as market capitalization, plus debt, plus preferred shares, minus total cash and cash equivalents.

•	Enterprise value as a multiple of the last four reported quarters revenues;

•	Enterprise value as a multiple of last four reported quarters EBITDA;

•	Enterprise value as a multiple of last four reported quarters gross profit.

The results of these analyses are summarized in the following table:

Company	Ticker	Prev. Close	Mkt.	Cap Revenue	Debt	Cash	EBITDA	EPS	PE	Ent. Value
GeoPharma Inc.	GORX	3.820	41.810	52.220	16.770	4.828	1.010	0.087	44.830	45.670
Natural Alternatives International Inc.	NAII	7.710	53.790	97.130	4.580	2.834	5.900	-0.770	N/A	53.150
Nutraceutical International Corp.	NUTR	13.410	149.220	152.340	25.500	5.524	27.240	1.190	11.220	169.650
Natrol, Inc.	NTOL	2.900	41.480	70.310	0.043	8.640	3.280	0.320	9.130	32.180
Reliv International, Inc.	RELV	8.080	126.350	119.710	0.000	5.483	11.800	0.436	18.140	113.930
Vital Living, Inc.	VTLV	0.003	0.543	4.210	5.090	0.057	0.140	-0.005	N/A	6.576

Enterprise Value as a ratio of:	Median Multiple	Range of Multiples	VTLV
Last four quarters Revenue	0.880	0.46- 1.11	1.562
Last four quarters EBITDA	9.655	6.215 - 45.568	46.971
Last four quarters Gross Profit	2.142	1.132- 2.707	2.445

No company used in the foregoing analysis is identical to Vital Living. In evaluating these comparables, Atlas made numerous assumptions with respect to company growth rates and general economic conditions, many of which are beyond the control of Atlas. As indicated in the table, the acquisition price for Vital Living (as a product of cash paid and debt assumed) is within or above the range of valuations as a product of Enterprise Value and above the median multiples at which the sector trades. However, mathematical analysis, such as determining the median or average, is not in and of itself a meaningful method of using comparable company information.

Discounted Cash Flow Analysis

The Discounted Cash Flow ("DCF") methodology attempts to analyze the earning power of a company and the ability of the company to convert this earnings power into cash flow. The premise behind the model is that the intrinsic economic value of an enterprise is derived from the amount and timing of future free cash flows, defined as, internally generated cash flow not required for operations or for reinvestment. While the DCF methodology is widely used, the drawback to the model is its sensitivity to certain assumptions, such as assets and earnings growth rates, terminal values and discount rates. We received projections for fiscal years 2007 through 2009 from Vital Living’s management team. We calculated the present value of Vital Living’s unlevered cash flows for 2007 through 2009 using a discount rate of 15%. We calculated an implied terminal value in the year 2009 based upon a multiple of 3.7x projected cash EBITDA in fiscal year 2009. These implied terminal values were discounted to an implied present value at November 1, 2007, using discount rates ranging from 15% to 20%. We felt that the discount rates used best reflected the risk inherent in Vital Living’s business and management’s projections and the terminal multiples were appropriate given the Company’s anticipated growth rate. Therefore, we calculated a net enterprise value for the Company of $1,897,866. After subtracting out net debt, we arrived at an implied equity value of approximately ($2.33) million.

Special Consideration: Current Debt Obligation

 In addition to the above evaluations considering the three methods of determining a meaningful valuation of Vital Living (Equity Valuation, Public Company Comparables and Discounted Cash Flow Analysis), special consideration must be given to the outstanding long term debt obligation being assumed by NutraCea. NutraCea is the note holder on $4,226,000 of a long term debt obligation. Vital Living’s current cash flow level and accounts receivable balance does not currently provide sufficient outstanding capital to cover existing debt payment obligations. Without a significant increase in existing cash, either through an increase in existing or new sales channels or an infusion of investment capital, Vital Living faces the possibility of a foreclosure on its assets to cover the outstanding debt obligations. If this eventuality were to pass, Vital Living could face bankruptcy proceedings to pay existing debt obligations and Vital Living shareholders would not receive any value for their equity stake in the company. However, under the proposed acquisition, Vital Living will have a substantial amount of its existing debt assumed and canceled and would receive sufficient capital to cover other debt obligations. Additionally, the shareholders would remain equity holders in the publicly reporting and listed corporate shell. This equity position would retain the possibility of value growth in the event the publicly reporting and listed corporate shell merges with an additional private company seeking entry into the public markets. Were this scenario to unfold, current shareholders gain the possible upside of achieving greater value for their equity positions with a new company.

The preparation of a fairness opinion is complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of such methods to the particular circumstances. A fairness opinion should be considered as a whole and is not necessarily susceptible to partial analysis or summary description. Selectively reading portions of the analyses or of the summary set forth above, without considering all analyses and factors, could create an incomplete view of the process underlying the Atlas opinion. Atlas made its determination as to the fairness of the Transaction on the basis of its professional judgment after considering the results of all such analyses. The conclusions reached were based upon quantitative methods, as well as subjective judgment and qualitative analyses. Atlas therefore gives no opinion as to the value or merit of any one or more parts of the analyses on a standalone basis. Taken together, the quantitative and qualitative analyses employed by Atlas have led Atlas to the opinion that the Transaction consideration to be received by shareholders of Vital Living is fair, from a financial point of view.

PROXY CARD

VITAL LIVING, INC.
1289 CLINT MOORE ROAD
BOCA RATON, FLORIDA 33487

SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of VITAL LIVING, INC., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement of the Company, each dated __________ __, 2007, and hereby appoints Stuart A. Benson and Michael Cardamone, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of the Company, to be held on December 27, 2007, at 9:00 a.m., local time, at 2375 East Camelback Road (Seventh Floor), Phoenix, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

(Continued and to be signed on the other side.)

COMMENTS:

SPECIAL MEETING OF STOCKHOLDERS OF

VITAL LIVING, INC.

December 27, 2007

Please date, sign, and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided.↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
		1. Proposal to approve the asset purchase agreement dated as of September 28, 2007, by and among Vital Living, Inc., Doctors For Nutrition, Inc., and NutraCea, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the approval of the asset purchase agreement dated as of September 28, 2007; and as said proxies deem advisable on such other matters as may come before the meeting.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Please check the box at right if you will attend the special meeting.	☐
To change the address on your account, please check the box at right and indicate your new address in the space provided. Please note that changes to the registered name(s) on the account may not be submitted via this method.
	☐	New address:

Signature of Stockholder______________________	Date:______________________	Signature of Stockholder______________________	Date:_____________

Note
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.